Exhibit 99.4

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of CIT Group Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income (loss), of stockholders’ equity and of cash flow present fairly, in all material respects, the financial position of CIT Group Inc. and its subsidiaries (“the Company”) at December 31, 2013 and December 31, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control–Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2013 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits (which were integrated audits in 2013 and 2012). We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i)pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii)provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii)provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

New York, New York
February 28, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation discussed in Note 2 and the effects of the change in the composition of reportable segments discussed in Note 24, as to which the date is October 8, 2014.

1

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in millions – except per share data)

	December 31,	December 31,
	2013	2012
Assets
Cash and due from banks, including restricted balances of $178.1 and $179.3 at December 31, 2013 and 2012(1),respectively	$680.1	$347.9
Interest bearing deposits, including restricted balances of $785.5 and $910.7 at December 31, 2013 and 2012(1),respectively	5,364.6	6,361.7
Investment securities	2,630.7	1,065.5
Trading assets at fair value - derivatives	37.4	8.4
Assets held for sale(1)	1,003.4	644.8
Loans (see Note 9 for amounts pledged)	18,629.2	17,153.1
Allowance for loan losses	(356.1)	(379.3)
Total loans, net of allowance for loan losses(1)	18,273.1	16,773.8
Operating lease equipment, net (see Note 9 for amounts pledged)(1)	13,035.4	12,411.7
Unsecured counterparty receivable	301.6	328.9
Goodwill	334.6	345.9
Intangible assets, net	20.3	31.9
Other assets, including $12.9 and $1.9 at December 31, 2013 and 2012, respectively, at fair value	1,636.4	1,488.9
Assets of discontinued operation (1)	3,821.4	4,202.6
Total Assets	$47,139.0	$44,012.0
Liabilities
Deposits	$12,526.5	$9,684.5
Trading liabilities at fair value - derivatives	86.9	81.9
Credit balances of factoring clients	1,336.1	1,256.5
Other liabilities, including $24.1 and $38.5 at December 31, 2013 and 2012, respectively, at fair value	2,577.4	2,669.9
Long-term borrowings, including $2,510.5 and $1,298.6 contractually due within twelve months at December 31, 2013 and December 31, 2012, respectively	18,484.5	18,330.9
Liabilities of discontinued operation (1)	3,277.6	3,648.8
Total Liabilities	38,289.0	35,672.5
Stockholders’ Equity
Common stock: $0.01 par value, 600,000,000 authorized
Issued: 202,182,395 and 201,283,063 at December 31, 2013 and December 31, 2012, respectively	2.0	2.0
Outstanding: 197,403,751 and 200,868,802 at December 31, 2013 and December 31, 2012, respectively
Paid-in capital	8,555.4	8,501.8
Retained earnings / (Accumulated deficit)	581.0	(74.6)
Accumulated other comprehensive loss	(73.6)	(77.7)
Treasury stock: 4,778,644 and 414,261 shares at December 31, 2013 and December 31, 2012 at cost, respectively	(226.0)	(16.7)
Total Common Stockholders' Equity	8,838.8	8,334.8
Noncontrolling minority interests	11.2	4.7
Total Equity	8,850.0	8,339.5
Total Liabilities and Equity	$47,139.0	$44,012.0
(1)	The following table presents information on assets and liabilities related to Variable Interest Entities (VIEs) that are consolidated by the Company. The difference between VIE total assets and total liabilities represents the Company’s interest in those entities, which were eliminated in consolidation. The assets of the consolidated VIEs will be used to settle the liabilities of those entities and, except for the Company’s interest in the VIEs, are not available to the creditors of CIT or any affiliates of CIT.
Assets
Cash and interest bearing deposits, restricted	$516.4	$657.3
Assets held for sale	96.7	8.7
Total loans, net of allowance for loan losses	3,109.7	3,456.9
Operating lease equipment, net	4,569.9	4,508.8
Other	11.9	—
Assets of discontinued operation	3,438.2	3,772.8
Total Assets	$11,742.8	$12,404.5
Liabilities
Beneficial interests issued by consolidated VIEs (classified as long-term borrowings)	$5,156.4	$5,610.4
Liabilities of discontinued operation	3,265.6	3,630.9
Total Liabilities	$8,422.0	$9,241.3

The accompanying notes are an integral part of these consolidated financial statements.

2

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in millions – except per share data)

	Years Ended December 31,
	2013	2012	2011

Interest income
Interest and fees on loans	$1,226.3	$1,361.8	$1,937.2
Interest and dividends on interest bearing deposits and investments	28.9	32.2	34.7
Interest income	1,255.2	1,394.0	1,971.9
Interest expense
Interest on long-term borrowings	(881.1)	(2,513.2)	(2,393.0)
Interest on deposits	(179.8)	(152.5)	(111.2)
Interest expense	(1,060.9)	(2,665.7)	(2,504.2)
Net interest revenue	194.3	(1,271.7)	(532.3)
Provision for credit losses	(64.9)	(51.4)	(269.7)
Net interest revenue, after credit provision	129.4	(1,323.1)	(802.0)
Non-interest income
Rental income on operating leases	1,897.4	1,900.8	1,785.6
Other income	381.3	614.7	954.2
Total non-interest income	2,278.7	2,515.5	2,739.8
Total revenue, net of interest expense and credit provision	2,408.1	1,192.4	1,937.8
Other expenses
Depreciation on operating lease equipment	(540.6)	(513.2)	(538.6)
Maintenance and other operating lease expenses	(163.1)	(139.4)	(157.8)
Operating expenses	(970.2)	(894.0)	(860.7)
Loss on debt extinguishments	—	(61.2)	(134.8)
Total other expenses	(1,673.9)	(1,607.8)	(1,691.9)
Income (loss) from continuing operations before provision for income taxes	734.2	(415.4)	245.9
Provision for income taxes	(83.9)	(116.7)	(157.0)
Income (loss) from continuing operations before attribution of noncontrolling interests	650.3	(532.1)	88.9
Net income attributable to noncontrolling interests, after tax	(5.9)	(3.7)	(5.0)
Income (loss) from continuing operations	644.4	(535.8)	83.9
Discontinued operation
Income (loss) from discontinued operation, net of taxes	31.3	(56.5)	(69.1)
Net income (loss)	$675.7	$(592.3)	$14.8
Basic income (loss) per common share
Income (loss) from continuing operations	$3.21	$(2.67)	$0.42
Income (loss) from discontinued operation, net of taxes	0.16	(0.28)	(0.35)
Basic income (loss) per common share	$3.37	$(2.95)	$0.07
Diluted income (loss) per common share
Income (loss) from continuing operations	$3.19	$(2.67)	$0.42
Income (loss) from discontinued operation, net of taxes	0.16	(0.28)	(0.35)
Diluted income (loss) per common share	$3.35	$(2.95)	$0.07
Average number of common shares - basic (thousands)	200,503	200,887	200,678
Average number of common shares - diluted (thousands)	201,695	200,887	200,815

Dividends declared per common share	$0.10

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(dollars in millions)

	Years Ended December 31,
	2013	2012	2011

Income (loss) from continuing operations, before attribution of noncontrolling interests	$650.3	$(532.1)	$88.9
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(12.8)	(8.4)	(23.9)
Changes in fair values of derivatives qualifying as cash flow hedges	(0.1)	0.6	0.9
Net unrealized gains (losses) on available for sale securities	(2.0)	1.0	(0.9)
Changes in benefit plans net gain (loss) and prior service (cost)/credit	19.0	11.7	(57.6)
Other comprehensive income (loss), net of tax	4.1	4.9	(81.5)
Comprehensive income (loss) before noncontrolling interests and discontinued operation	654.4	(527.2)	7.4
Comprehensive loss attributable to noncontrolling interests	(5.9)	(3.7)	(5.0)
Income (loss) from discontinued operation, net of taxes	31.3	(56.5)	(69.1)
Comprehensive income (loss)	$679.8	$(587.4)	$(66.7)

The accompanying notes are an integral part of these consolidated financial statements.

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CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in millions)

	Common Stock	Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Treasury Stock	Noncontrolling Minority Interests	Total Equity
December 31, 2010	$2.0	$8,434.1	$502.9	$(1.1)	$(8.8)	$(2.3)	$8,926.8
Net income			14.8			5.0	19.8
Other comprehensive loss, net of tax				(81.5)			(81.5)
Amortization of restricted stock and stock option expenses		24.6			(4.0)		20.6
Employee stock purchase plan		0.6					0.6
Distribution of earnings and capital						(0.2)	(0.2)
December 31, 2011	$2.0	$8,459.3	$517.7	$(82.6)	$(12.8)	$2.5	$8,886.1
Net income (loss)			(592.3)			3.7	(588.6)
Other comprehensive loss, net of tax				4.9			4.9
Amortization of restricted stock, stock option, and performance share expenses		41.6			(3.9)		37.7
Employee stock purchase plan		1.1					1.1
Distribution of earnings and capital		(0.2)				(1.5)	(1.7)
December 31, 2012	$2.0	$8,501.8	$(74.6)	$(77.7)	$(16.7)	$4.7	$8,339.5
Net income			675.7			5.9	681.6
Other comprehensive income, net of tax				4.1			4.1
Dividends paid			(20.1)				(20.1)
Amortization of restricted stock, stock option and performance shares expenses		52.5			(15.9)		36.6
Repurchase of common stock					(193.4)		(193.4)
Employee stock purchase plan		1.1					1.1
Distribution of earnings and capital						0.6	0.6
December 31, 2013	$2.0	$8,555.4	$581.0	$(73.6)	$(226.0)	$11.2	$8,850.0

The accompanying notes are an integral part of these consolidated financial statements.

5

CIT GROUP INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in millions)

	Years Ended December 31
	2013	2012	2011
Cash Flows From Operations
Net income (loss)	$675.7	$(592.3)	$14.8
Adjustments to reconcile net income (loss) to net cash flows from operations:
Provision for credit losses	64.9	51.6	269.7
Net depreciation, amortization and accretion	705.5	1,985.9	751.8
Net gains on equipment, receivable and investment sales	(187.2)	(342.8)	(502.5)
Loss on debt extinguishments	–	21.1	109.8
Provision for deferred income taxes	59.1	32.7	57.0
(Increase) decrease in finance receivables held for sale	404.8	(54.9)	46.9
(Increase) decrease in other assets	(251.1)	(106.2)	503.3
Decrease in accrued liabilities and payables	(18.1)	(86.6)	(394.8)
Net cash flows provided by operations	1,453.6	908.5	856.0
Cash Flows From Investing Activities
Loans originated and purchased	(18,243.1)	(18,983.6)	(20,576.2)
Principal collections of loans	15,310.4	16,673.7	21,670.7
Purchases of investment securities	(16,538.8)	(16,322.0)	(14,971.8)
Proceeds from maturities of investment securities	15,084.5	16,580.0	14,085.9
Proceeds from asset and receivable sales	1,875.4	4,499.3	4,315.7
Purchases of assets to be leased and other equipment	(2,071.8)	(1,776.6)	(2,136.9)
Net increase in short-term factoring receivables	105.2	134.1	196.8
Net change in restricted cash	127.0	(314.0)	1,683.9
Net cash flows (used in) provided by investing activities	(4,351.2)	490.9	4,268.1
Cash Flows From Financing Activities
Proceeds from the issuance of term debt	2,107.6	13,523.9	6,680.5
Repayments of term debt	(2,445.8)	(19,542.2)	(15,626.3)
Net increase in deposits	2,846.1	3,499.8	1,680.9
Collection of security deposits and maintenance funds	543.9	563.4	554.6
Use of security deposits and maintenance funds	(495.8)	(373.8)	(498.5)
Repurchase of common stock	(193.4)	–	–
Dividends paid	(20.1)	–	–
Net cash flows provided by (used in) financing activities	2,342.5	(2,328.9)	(7,208.8)
Decrease in cash and cash equivalents	(555.1)	(929.5)	(2,084.7)
Unrestricted cash and cash equivalents, beginning of period	5,636.2	6,565.7	8,650.4
Unrestricted cash and cash equivalents, end of period	$5,081.1	$5,636.2	$6,565.7
Supplementary Cash Flow Disclosure
Interest paid	$(997.8)	$(1,240.0)	$(1,939.8)
Federal, foreign, state and local income taxes (paid) collected, net	$(68.0)	$18.4	$94.5
Supplementary Non Cash Flow Disclosure
Transfer of assets from held for investment to held for sale	$5,141.9	$1,421.2	$3,959.4
Transfer of assets from held for sale to held for investment	$18.0	$11.0	$229.8

The accompanying notes are an integral part of these consolidated financial statements.

6

CIT GROUP AND SUBSIDIARIES — NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CIT Group Inc., together with its subsidiaries (collectively “CIT” or the “Company”), has provided financial solutions to its clients since its formation in 1908. The Company provides financing, leasing and advisory services principally to middle market companies in a wide variety of industries and offers vendor, equipment, commercial and structured financing products, as well as factoring and management advisory services. CIT became a bank holding company (“BHC”) in December 2008 and a financial holding company (“FHC”) in July 2013. CIT is regulated by the Board of Governors of the Federal Reserve System (“FRB”) and the Federal Reserve Bank of New York (“FRBNY”) under the U.S. Bank Holding Company Act of 1956. CIT Bank (the “Bank”), a wholly-owned subsidiary, is a state-chartered bank located in Salt Lake City, Utah, and is regulated by the Federal Deposit Insurance Corporation (“FDIC”) and the Utah Department of Financial Institutions (“UDFI”). The Company operates primarily in North America, with locations in Europe, South America and Asia.

BASIS OF PRESENTATION

Basis of Financial Information

The accounting and financial reporting policies of CIT Group Inc. conform to generally accepted accounting principles (“GAAP”) in the United States and the preparation of the consolidated financial statements is in conformity with GAAP which requires management to make estimates and assumptions that affect reported amounts and disclosures. Actual results could differ from those estimates and assumptions. Some of the more significant estimates include: allowance for loan losses, loan impairment, fair value determination, lease residual values, liabilities for uncertain tax positions, realizability of deferred tax assets and goodwill assets. Additionally where applicable, the policies conform to accounting and reporting guidelines prescribed by bank regulatory authorities.

Principles of Consolidation

The accompanying consolidated financial statements include financial information related to CIT Group Inc. and its majority-owned subsidiaries and those variable interest entities (“VIEs”) where the Company is the primary beneficiary.

In preparing the consolidated financial statements, all significant inter-company accounts and transactions have been eliminated. Assets held in an agency or fiduciary capacity are not included in the consolidated financial statements.

Discontinued Operation

On April 25, 2014, the Company completed the sale of its student lending business. As a result, the student lending business is reported as a discontinued operation. The business had been included in the Non-Strategic Portfolios segment and consisted of a portfolio of U.S. Government-guaranteed student loans. The portfolio was in run-off and had been transferred to assets held for sale (“AHFS”) at the end of 2013. See Note 2 – Discontinued Operation.

SIGNIFICANT ACCOUNTING POLICIES

Financing and Leasing Assets

CIT extends credit to customers through a variety of financing arrangements; including term loans, revolving credit facilities, capital leases (direct finance leases) and operating leases. The amounts outstanding on term loans, revolving credit facilities and capital leases are referred to as finance receivables. In certain instances, we use the term “Loans” synonymously, as presented on the balance sheet. These finance receivables, when combined with Assets held for sale and Operating lease equipment, net are referred to as financing and leasing assets.

It is CIT’s expectation that the majority of the loans and leases originated will be held for the foreseeable future or until maturity. In certain situations, for example to manage concentrations and/or credit risk or where returns no longer meet specified targets, some or all of certain exposures are sold. Loans for which the Company has the intent and ability to hold for the foreseeable future or until maturity are classified as held for investment (“HFI”). If the Company no longer has the intent or ability to hold loans for the foreseeable future, then the loans are transferred to assets held for sale (“AHFS”). Loans originated with the intent to resell are classified as AHFS.

Loans originated and classified as HFI are recorded at amortized cost. Loan origination fees and certain direct origination costs are deferred and recognized as adjustments to interest income over the lives of the related loans. Unearned income on

7

leases and discounts and premiums on loans purchased are amortized to interest income using the effective interest method. Direct financing leases originated and classified as HFI are recorded at the aggregate future minimum lease payments plus estimated residual values less unearned finance income. Management performs periodic reviews of estimated residual values, with other than temporary impairment (“OTTI”) recognized in current period earnings.

Operating lease equipment is carried at cost less accumulated depreciation. Operating lease equipment is depreciated to its estimated residual value using the straight-line method over the lease term or estimated useful life of the asset.

In the operating lease portfolio, maintenance costs incurred that exceed maintenance funds collected for commercial aircraft are expensed if they do not provide a future economic benefit and do not extend the useful life of the aircraft. Such costs may include costs of routine aircraft operation and costs of maintenance and spare parts incurred in connection with re-leasing an aircraft and during the transition between leases. For such maintenance costs that are not capitalized, a charge is recorded in expense at the time the costs are incurred. Income recognition related to maintenance funds collected and not used during the life of the lease is deferred to the extent management estimates costs will be incurred by subsequent lessees performing scheduled maintenance. Upon the disposition of an aircraft, any excess maintenance funds that exist are recognized as Other Income.

If it is determined that a loan should be transferred from HFI to AHFS, then the balance is transferred at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off when the carrying amount exceeds fair value and the difference relates to credit quality, otherwise the write-down is recorded as a reduction in Other Income, and any allowance for loan loss is reversed. Once classified as AHFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance and is reflected as a reduction to Other Income.

If it is determined that a loan should be transferred from AHFS to HFI, the loan is transferred at the lower of cost or fair value on the transfer date, which coincides with the date of change in management’s intent. The difference between the carrying value of the loan and the fair value, if lower, is reflected as a loan discount at the transfer date, which reduces its carrying value. Subsequent to the transfer, the discount is accreted into earnings as an increase to interest income over the life of the loan using the effective interest method.

Revenue Recognition

Interest income on loans (both HFI and AHFS) and direct financing leases is recognized using the effective interest method or on a basis approximating a level rate of return over the life of the asset. Interest income includes a component of accretion of the fair value discount on loans and lease receivables recorded in connection with Fresh Start Accounting (“FSA”), which is accreted using the effective interest method as a yield adjustment over the remaining term of the loan and recorded in interest income. See Fresh Start Accounting further in this section.

Rental revenue on operating leases is recognized on a straight line basis over the lease term and is included in Non-interest Income. An intangible asset was recorded in FSA to adjust for carrying value of above or below market operating lease contracts to their fair value. These adjustments (net) are amortized into rental income on a straight line basis over the remaining term of the respective lease.

The recognition of interest income (including accretion) on commercial loans and finance receivables is suspended and an account is placed on non-accrual status when, in the opinion of management, full collection of all principal and interest due is doubtful. To the extent the estimated cash flows, including fair value of collateral, does not satisfy both the principal and accrued interest outstanding, accrued but uncollected interest at the date an account is placed on non-accrual status is reversed and charged against interest income. Subsequent interest received is applied to the outstanding principal balance until such time as the account is collected, charged-off or returned to accrual status. Interest on loans or capital leases that are on cash basis non-accrual do not accrue interest income; however, payments designated by the borrower as interest payments may be recorded as interest income. To qualify for this treatment, the remaining recorded investment in the loan or capital lease must be deemed fully collectable.

The recognition of interest income (including accretion) on certain small ticket commercial loans and lease receivables is suspended and all previously accrued but uncollected revenue is reversed, when payment of principal and/or interest is contractually delinquent for 90 days or more. Accounts, including accounts that have been modified, are returned to accrual status when, in the opinion of management, collection of remaining principal and interest is reasonably assured, and upon collection of six consecutive scheduled payments.

The Company periodically modifies the terms of finance receivables in response to borrowers’ financial difficulties. These modifications may include interest rate changes, principal forgiveness or payment deferments. The finance receivables that are modified, where a concession has been made to the borrower, are accounted for as Troubled Debt Restructurings (“TDR’s”). TDR’s are generally placed on non-accrual upon their restructuring and remain on non-accrual until, in the

8

opinion of management, collection of remaining principal and interest is reasonably assured, and upon collection of six consecutive scheduled payments.

Allowance for Loan Losses on Finance Receivables

The allowance for loan losses is intended to provide for credit losses inherent in the loan and lease receivables portfolio and is periodically reviewed for adequacy considering credit quality indicators, including expected and historical losses and levels of and trends in past due loans, non-performing assets and impaired loans, collateral values and economic conditions.

The allowance for loan losses on finance receivables for CIT reflects estimated amounts for loans originated subsequent to the emergence date, and amounts required in excess of the remaining FSA discount on loans that were on the balance sheet at the emergence date. The allowance for loan losses on finance receivables originated as of or subsequent to emergence is determined based on three key components: (1) specific allowances for loans that are impaired, based upon the value of underlying collateral or projected cash flows, (2) non-specific allowances for estimated losses inherent in the portfolio based upon the expected loss over the loss emergence period projected loss levels and (3) allowances for estimated losses inherent in the portfolio based upon economic risks, industry and geographic concentrations, and other factors. Changes to the Allowance for Loan Losses are recorded in the Provision for Credit Losses.

With respect to assets transferred from HFI to AHFS, a charge off is recognized to the extent carrying value exceeds the expected cash flows and the difference relates to credit quality.

An approach similar to the allowance for loan losses is utilized to calculate a reserve for losses related to unfunded loan commitments and deferred purchase commitments associated with the Company’s factoring business. A reserve for unfunded loan commitments is maintained to absorb estimated probable losses related to these facilities. The adequacy of the reserve is determined based on periodic evaluations of the unfunded credit facilities, including an assessment of the probability of commitment usage, credit risk factors for loans outstanding to these same customers, and the terms and expiration dates of the unfunded credit facilities. The reserve for unfunded loan commitments is recorded as a liability on the Consolidated Balance Sheet. Net adjustments to the reserve for unfunded loan commitments are included in the provision for credit losses.

Finance receivables are divided into the following portfolio segments, which correspond to the Company’s business segments; Transportation & International Finance (“TIF”), North American Commercial Finance (“NACF”) and Non-Strategic Portfolios (“NSP”). Within each portfolio segment, credit risk is assessed and monitored in the following classes of loans; within TIF, Transportation Finance and International Finance, and within NACF, Corporate Finance, Equipment Finance, Real Estate Finance, and Commercial Services. The allowance is estimated based upon the finance receivables in the respective class.

The allowance policies described above related to specific and non-specific allowances, and the impaired finance receivables and charge-off policies that follow, are applied across the portfolio segments and loan classes. Given the nature of the Company’s business, the specific allowance is largely related to the NACF and TIF portfolio segments. The non-specific allowance, which considers the Company’s internal system of probability of default and loss severity ratings, among other factors, is applicable to all the portfolio segments.

Impaired Finance Receivables

Impaired finance receivables (including loans or capital leases) of $500 thousand or greater that are placed on non-accrual status, largely in the Corporate Finance, Commercial Services, Transportation Finance and International Finance loan classes, are subject to periodic individual review by the Company’s problem loan management (“PLM”) function. The Company excludes small-ticket loan and lease receivables, largely in Equipment Finance and NSP, that have not been modified in a troubled debt restructuring, as well as short-term factoring receivables in Commercial Services, from its impaired finance receivables disclosures as charge-offs are typically determined and recorded for such loans beginning at 120-150 days of contractual delinquency.

Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable, with the estimated value determined using fair value of collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate.

Charge-off of Finance Receivables

Charge-offs on loans are recorded after considering such factors as the borrower’s financial condition, the value of underlying collateral and guarantees (including recourse to dealers and manufacturers), and the status of collection activities. Such charge-offs are deducted from the carrying value of the related finance receivables. This policy is largely applicable in

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the Corporate Finance, Equipment Finance, Real Estate Finance, Commercial Services and Transportation Finance loan classes. Charge-offs on certain small ticket commercial finance receivables, primarily in NSP, are recorded beginning at 120 to150 days of contractual delinquency. Charge-offs on loans originated are reflected in the provision for credit losses. Charge-offs on loans with an FSA discount are first allocated to the respective loan’s fresh start discount, then to the extent a charge-off amount exceeds such discount, to provision for credit losses. Collections on accounts previously charged off in the post-emergence period are recorded as recoveries in the provision for credit losses. Collections on accounts previously charged off in the pre-emergence period are recorded as recoveries in other income. Collections on accounts previously charged off prior to transfer to AHFS are recorded as recoveries in other income.

Delinquent Finance Receivables

A loan is considered past due for financial reporting purposes if default of contractual principal or interest exists for a period of 30 days or more. Past due loans consist of both loans that are still accruing interest as well as loans on non-accrual status.

Long-Lived Assets

A review for impairment of long-lived assets, such as operating lease equipment, is performed at least annually or when events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. Impairment of assets is determined by comparing the carrying amount to future undiscounted net cash flows expected to be generated. If an asset is impaired, the impairment is the amount by which the carrying amount exceeds the fair value of the asset. Fair value is based upon discounted cash flow analysis and available market data. Current lease rentals, as well as relevant and available market information (including third party sales for similar equipment, and published appraisal data), are considered both in determining undiscounted future cash flows when testing for the existence of impairment and in determining estimated fair value in measuring impairment. Depreciation expense is adjusted when projected fair value at the end of the lease term is below the projected book value at the end of the lease term. Assets to be disposed of are included in assets held for sale in the Consolidated Balance Sheet and reported at the lower of the carrying amount or fair value less disposal costs.

Investments

Debt and equity securities classified as “available-for-sale” (“AFS”) are carried at fair value with changes in fair value reported in accumulated other comprehensive income (“AOCI”), net of applicable income taxes. Credit- related declines in fair value that are determined to be OTTI are immediately recorded in earnings. Realized gains and losses on sales are included in Other income on a specific identification basis, and interest and dividend income on AFS securities is included in Interest and dividends on interest bearing deposits and investments.

Debt securities classified as “held-to-maturity” (“HTM”) represent securities that the Company has both the ability and the intent to hold until maturity, and are carried at amortized cost. Interest on such securities is included in Interest and dividends on interest bearing deposits and investments.

Debt and marketable equity security purchases and sales are recorded as of the trade date.

Equity securities without readily determinable fair values are generally carried at cost or the equity method of accounting and periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary. Equity method investments are recorded at cost, adjusted to reflect the Company’s portion of income, loss or dividend of the investee.

Evaluating Investments for OTTI

An unrealized loss exists when the current fair value of an individual security is less than its amortized cost basis. Unrealized losses that are determined to be temporary in nature are recorded, net of tax, in AOCI for AFS securities, while such losses related to HTM securities are not recorded, as these investments are carried at their amortized cost.

The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is other than temporary. The Company accounts for investment impairments in accordance with ASC 320-10-35-34, Investments – Debt and Equity Securities: Recognition of an Other-Than-Temporary Impairment. Under the guidance for debt securities, OTTI is recognized in earnings for debt securities that the Company has an intent to sell or that the Company believes it is more-likely-than-not that it will be required to sell prior to the recovery of the amortized cost basis. For those securities that the Company does not intend to sell or expect to be required to sell, credit-related impairment is recognized in earnings, while the non-credit related impairment is recorded in AOCI.

Amortized cost is defined as the original purchase cost, plus or minus any accretion or amortization of a purchase discount or premium. Regardless of the classification of the securities as AFS or HTM, the Company assesses each investment with an unrealized loss for impairment.

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Factors considered in determining whether a loss is temporary include:

•	the length of time that fair value has been below cost;
•	the severity of the impairment or the extent to which fair value has been below cost;
•	the cause of the impairment and the financial condition and the near-term prospects of the issuer;
•	activity in the market of the issuer that may indicate adverse credit conditions; and
•	the Company’s ability and intent to hold the investment for a period of time sufficient to allow for any anticipated recovery.

The Company’s review for impairment generally includes identification and evaluation of investments that have indications of possible impairment, in addition to:

•	analysis of individual investments that have fair values less than amortized cost, including consideration of the length of time the investment has been in an unrealized loss position and the expected recovery period;
•	discussion of evidential matter, including an evaluation of factors or triggers that could cause individual investments to qualify as having OTTI and those that would not support OTTI; and
•	documentation of the results of these analyses, as required under business policies.

For equity securities, management considers the various factors described above. If it is determined that the security’s decline in fair value (for equity securities AFS) or cost (for equity securities carried at amortized cost) is other than temporary, the security’s fair value or cost is written down, and the charge recognized in Other income.

Goodwill and Other Identified Intangibles

The Company’s goodwill represents the excess of the reorganization equity value over the fair value of tangible and identifiable intangible assets, net of liabilities as of the emergence date. The goodwill was assigned to reporting units at the date the goodwill was initially recorded. Once the goodwill was assigned to the segment (or “reporting unit”) level, it no longer retained its association with a particular transaction, and all of the activities within the reporting unit, whether acquired or internally generated, are available to evaluate the value of goodwill.

Goodwill is not amortized but it is subject to impairment testing at the reporting unit on an annual basis, or more often if events or circumstances indicate there may be impairment. The Company follows guidance in ASU 2011-08, Intangibles – Goodwill and Other (Topic 350), Testing Goodwill for Impairment that includes the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount before performing the two-step impairment test as required in ASC 350, Intangibles – Goodwill and Other. Examples of qualitative factors to assess include macroeconomic conditions, industry and market considerations, market changes affecting the Company’s products and services, overall financial performance, and company specific events affecting operations.

If the Company does not perform the qualitative assessment or upon performing the qualitative assessment concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, CIT would be required to perform the first step of the two-step goodwill impairment test for that reporting unit. The first step involves comparing the fair value of the reporting unit with its carrying value, including goodwill as measured by allocated equity. If the fair value of the reporting unit exceeds its carrying value, goodwill in that unit is not considered impaired. However, if the carrying value exceeds its fair value, step two must be performed to assess potential impairment. In step two, the implied fair value of the reporting unit’s goodwill (the reporting unit fair value less its carrying amount, excluding goodwill) is compared with the carrying amount of the goodwill. An impairment loss would be recorded in the amount that the carrying amount of goodwill exceeds its implied fair value. Reporting unit fair values are primarily estimated using discounted cash flow models. See Note 25 for further details.

An intangible asset was recorded in FSA for net above and below market operating lease contracts. These intangible assets are amortized on a straight line basis, resulting in lower rental income (a component of Non-interest Income) over the remaining term of the lease agreements. Management evaluates definite lived intangible assets for impairment when events and circumstances indicate that the carrying amounts of those assets may not be recoverable.

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Other Assets

Assets received in satisfaction of loans are initially recorded at fair value and then assessed at the lower of carrying value or estimated fair value less selling costs, with write-downs of the pre-existing receivable reflected in the provision for credit losses. Additional impairment charges, if any, would be recorded in Other Income.

Derivative Financial Instruments

The Company manages economic risk and exposure to interest rate and foreign currency risk through derivative transactions in over-the-counter markets with other financial institutions. The Company does not enter into derivative financial instruments for speculative purposes.

Derivatives utilized by the Company may include swaps, forward settlement contracts, and options contracts. A swap agreement is a contract between two parties to exchange cash flows based on specified underlying notional amounts, assets and/or indices. Forward settlement contracts are agreements to buy or sell a quantity of a financial instrument, index, currency or commodity at a predetermined future date, and rate or price. An option contract is an agreement that gives the buyer the right, but not the obligation, to buy or sell an underlying asset from or to another party at a predetermined price or rate over a specific period of time.

The Company documents at inception all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategies for undertaking various hedges. Upon executing a derivative contract, the Company designates the derivative as either a qualifying hedge or non-qualifying hedge. The designation may change based upon management’s reassessment of circumstances.

The Company utilizes cross-currency swaps and foreign currency forward contracts to hedge net investments in foreign operations. These transactions are classified as foreign currency net investment hedges with resulting gains and losses reflected in AOCI. For hedges of foreign currency net investment positions, the “forward” method is applied whereby effectiveness is assessed and measured based on the amounts and currencies of the individual hedged net investments versus the notional amounts and underlying currencies of the derivative contract. For those hedging relationships where the critical terms of the underlying net investment and the derivative are identical, and the credit-worthiness of the counterparty to the hedging instrument remains sound, there is an expectation of no hedge ineffectiveness so long as those conditions continue to be met.

The Company also enters into foreign currency forward contracts to manage the foreign currency risk associated with its non US subsidiary’s funding activities and designates these as foreign currency cash flow hedges for which certain components are reflected in AOCI and others recognized in noninterest income when the underlying transaction impacts earnings.

In addition, the company uses foreign currency forward contracts, interest rate swaps, cross currency interest rate swaps, and options to hedge interest rate and foreign currency risks arising from its asset and liability mix. These are treated as economic hedges.

Derivative instruments that qualify for hedge accounting are presented in the balance sheet at their fair values in other assets or other liabilities. Derivatives that do not qualify for hedge accounting are presented in the balance sheet as trading assets or liabilities, with their resulting gains or losses recognized in Other Income. Fair value is based on dealer quotes, pricing models, discounted cash flow methodologies, or similar techniques for which the determination of fair value may require significant management judgment or estimation. The fair value of the derivative is reported on a gross-by-counterparty basis. Valuations of derivative assets and liabilities reflect the value of the instrument including the Company’s and counterparty’s credit risk.

CIT is exposed to credit risk to the extent that the counterparty fails to perform under the terms of a derivative. The Company manages this credit risk by requiring that all derivative transactions be conducted with counterparties rated investment grade at the initial transaction by nationally recognized rating agencies, and by setting limits on the exposure with any individual counterparty. In addition, pursuant to the terms of the Credit Support Annexes between the Company and its counterparties, CIT may be required to post collateral or may be entitled to receive collateral in the form of cash or highly liquid securities depending on the valuation of the derivative instruments as measured on a daily basis.

Fair Value

CIT measures the fair value of its financial assets and liabilities in accordance with ASC 820 Fair Value Measurements, which defines fair value, establishes a consistent framework for measuring fair value and requires disclosures about fair value measurements. The Company categorizes its financial instruments, based on the priority of inputs to the valuation techniques, according to the following three-tier fair value hierarchy:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that are accessible at the measurement date. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as certain other securities that are highly liquid and are actively traded in over-the-counter markets;
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•	Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes derivative contracts and certain loans held-for-sale;
•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using valuation models, discounted cash flow methodologies or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. This category generally includes highly structured or long-term derivative contracts and structured finance securities where independent pricing information cannot be obtained for a significant portion of the underlying assets or liabilities.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the book values and the tax basis of particular assets and liabilities, using tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is provided to reduce the reported amount of any net deferred tax assets of a reporting entity if, based upon the relevant facts and circumstances, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company is subject to the income tax laws of the United States, its states and municipalities and those of the foreign jurisdictions in which the Company operates. These tax laws are complex, and the manner in which they apply to the taxpayer’s facts is sometimes open to interpretation. Given these inherent complexities, the Company must make judgments in assessing the likelihood that a beneficial income tax position will be sustained upon examination by the taxing authorities based on the technical merits of the tax position. An income tax benefit is recognized only when, based on management’s judgment regarding the application of income tax laws, it is more likely than not that the tax position will be sustained upon examination. The amount of benefit recognized for financial reporting purposes is based on management’s best judgment of the most likely outcome resulting from examination given the facts, circumstances and information available at the reporting date. The Company adjusts the level of unrecognized tax benefits when there is new information available to assess the likelihood of the outcome. Liabilities for uncertain income tax positions are included in current taxes payable, which is reflected in accrued liabilities and payables. Accrued interest and penalties for unrecognized tax positions are recorded in income tax expense.

Other Comprehensive Income/Loss

Other Comprehensive Income/Loss includes unrealized gains and losses, unless other than temporarily impaired, on AFS investments, foreign currency translation adjustments for both net investment in foreign operations and related derivatives designated as hedges of such investments, changes in fair values of derivative instruments designated as hedges of future cash flows and certain pension and postretirement benefit obligations, all net of tax.

Foreign Currency Translation

In addition to U.S. operations, the Company has operations in Canada, Europe and other jurisdictions. The functional currency for foreign operations is generally the local currency. The value of assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in Other income.

Pension and Other Postretirement Benefits

CIT has both funded and unfunded noncontributory defined benefit pension and postretirement plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with the practices and regulations in the related countries.

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Recognition of the funded status of a benefit plan, which is measured as the difference between plan assets at fair value and the benefit obligation, is included in the balance sheet. The Company recognizes as a component of Other Comprehensive Income, net of tax, the net actuarial gains or losses and prior service cost or credit that arise during the period but are not recognized as components of net periodic benefit cost in the Statement of Operations.

Variable Interest Entities

A VIE is a corporation, partnership, limited liability company, or any other legal structure used to conduct activities or hold assets. These entities: lack sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support from other parties; have equity owners who either do not have voting rights or lack the ability to make significant decisions affecting the entity’s operations; and/or have equity owners that do not have an obligation to absorb the entity’s losses or the right to receive the entity’s returns.

The Company accounts for its VIEs in accordance with Accounting Standards Update (“ASU”) No. 2009-16, Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets and ASU No. 2009-17, Consolidations (Topic 810) – Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. ASU 2009-17 amended the VIEs Subsections of ASC Subtopic 810-10 to require former qualified special purpose entities to be evaluated for consolidation and also changed the approach to determining a VIE’s primary beneficiary (“PB”) and required companies to more frequently reassess whether they must consolidate VIEs. Under the new guidance, the PB is the party that has both (1) the power to direct the activities of an entity that most significantly impact the VIE’s economic performance; and (2) through its interests in the VIE, the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE.

To assess whether the Company has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance, the Company considers all facts and circumstances, including its role in establishing the VIE and its ongoing rights and responsibilities. This assessment includes, first, identifying the activities that most significantly impact the VIE’s economic performance; and second, identifying which party, if any, has power over those activities. In general, the parties that make the most significant decisions affecting the VIE (such as asset managers, collateral managers, servicers, or owners of call options or liquidation rights over the VIE’s assets) or have the right to unilaterally remove those decision-makers are deemed to have the power to direct the activities of a VIE.

To assess whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers all of its economic interests, including debt and equity investments, servicing fees, and derivative or other arrangements deemed to be variable interests in the VIE. This assessment requires that the Company apply judgment in determining whether these interests, in the aggregate, are considered potentially significant to the VIE. Factors considered in assessing significance include: the design of the VIE, including its capitalization structure; subordination of interests; payment priority; relative share of interests held across various classes within the VIE’s capital structure; and the reasons why the interests are held by the Company.

The Company performs on-going reassessments of: (1) whether any entities previously evaluated under the majority voting-interest framework have become VIEs, based on certain events, and are therefore subject to the VIE consolidation framework; and (2) whether changes in the facts and circumstances regarding the Company’s involvement with a VIE cause the Company’s consolidation conclusion regarding the VIE to change.

When in the evaluation of its interest in each VIE it is determined that the Company is considered the primary beneficiary, the VIE’s assets, liabilities and non-controlling interests are consolidated and included in the Consolidated Financial Statements. See Note 9 — Long Term Borrowings for further details.

Non-interest Income

Non-interest income is recognized in accordance with relevant authoritative pronouncements and includes rental income on operating leases and other income. Other income includes (1) factoring commissions, (2) gains and losses on sales of equipment (3) fee revenues, including fees on lines of credit, letters of credit, capital markets related fees, agent and advisory fees and servicing fees (4) gains and losses on loan and portfolio sales, (5) recoveries on loans charged-off pre-emergence and loans charged-off prior to transfer to AHFS, (6) gains and losses on investments, (7) gains and losses on derivatives and foreign currency exchange, (8) counterparty receivable accretion, (9) impairment on assets held for sale, and (10) other revenues.

Other Expenses

Other expenses include (1) depreciation on operating lease equipment, (2) maintenance and other operating lease expenses, (3) operating expenses, which include compensation and benefits, technology costs, professional fees, occupancy expenses,

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provision for severance and facilities exiting activities, advertising and marketing, and other expenses and (4) losses on debt extinguishments.

Stock-Based Compensation

Compensation expense associated with equity-based awards is recognized over the vesting period (requisite service period), generally three years, under the “graded vesting” attribution method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. The cost of awards granted to directors in lieu of cash is recognized using the single-grant approach with immediate vesting and expense recognition. Expenses related to stock-based compensation are included in Operating Expenses.

Earnings per Share (“EPS”)

Basic EPS is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS is computed by dividing net income by the weighted-average number of common shares outstanding increased by the weighted-average potential impact of dilutive securities. The Company’s potential dilutive instruments include restricted unvested stock grants, performance stock grants and stock options. The dilutive effect is computed using the treasury stock method, which assumes the conversion of these instruments. However, in periods when there is a net loss, these shares would not be included in the EPS computation as the result would have an anti-dilutive effect.

Accounting for Costs Associated with Exit or Disposal Activities

A liability for costs associated with exit or disposal activities, other than in a business combination, is recognized when the liability is incurred. The liability is measured at fair value, with adjustments for changes in estimated cash flows recognized in earnings.

Consolidated Statements of Cash Flows

Unrestricted cash and cash equivalents includes cash and interest-bearing deposits, which are primarily overnight money market investments and short term investments in mutual funds. The Company maintains cash balances principally at financial institutions located in the U.S. and Canada. The balances are not insured in all cases. Cash and cash equivalents also include amounts at CIT Bank, which are only available for the bank’s funding and investment requirements. Cash inflows and outflows from customer deposits are generally greater than 90 days and are presented on a net basis. Most factoring receivables are presented on a net basis in the Statements of Cash Flows, as factoring receivables are generally less than 90 days.

Cash receipts and cash payments resulting from purchases and sales of loans, securities, and other financing and leasing assets are classified as operating cash flows in accordance with ASC 230-10-45-21 when these assets are originated/acquired and designated specifically for resale.

Activity for loans originated or acquired for investment purposes, including those subsequently transferred to AHFS, is classified in the investing section of the statement of cash flows in accordance with ASC 230-10-45-12 and 230-10-45-13. The vast majority of the Company’s loan originations are for investment purposes. Cash receipts resulting from sales of loans, beneficial interests and other financing and leasing assets that were not specifically originated and/or acquired and designated for resale are classified as investing cash inflows regardless of subsequent classification.

Activity of the discontinued operation is included in various line items of the Statements of Cash Flows.

Fresh Start Accounting

The consolidated financial statements include the effects of adopting Fresh Start Accounting (“FSA”) upon the Company’s emergence from bankruptcy on December 10, 2009, based on a convenience date of December 31, 2009 (the “Convenience Date”), as required by U.S. GAAP. Accretion and amortization of certain FSA adjustments are included in the consolidated Statements of Operations and Cash Flows.

Interest income includes a component of accretion of the fair value discount on loans and lease receivables recorded in connection with FSA. For finance receivables that were not considered impaired at the FSA date and for which cash flows were evaluated based on contractual terms, the discount is accreted using the effective interest method as a yield adjustment over the remaining term of the loan and recorded in Interest Income. If the finance receivable is prepaid, the remaining accretable balance is recognized in Interest Income. If the finance receivable is sold, the remaining discount is considered in the determination of the resulting gain or loss. If the finance receivable is subsequently classified as non-accrual, accretion of the discount ceases.

For finance receivables that were considered impaired at the FSA date and for which the cash flows were evaluated based on expected cash flows that were less than contractual cash flows, there is an accretable and a non-accretable discount. The

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accretable discount is accreted using the effective interest method as a yield adjustment over the remaining term of the loan and recorded in Interest Income. The non-accretable discount reflects the present value of the difference between the excess of cash flows contractually required to be paid and expected cash flows (i.e. credit component). The non-accretable discount is recorded as a reduction to finance receivables and serves to reduce future charge-offs or is reclassified to accretable discount should expected cash flows improve. The accretable discount on finance receivables that are on non-accrual does not accrete until the account returns to performing status. Operating lease equipment purchased prior to emergence from bankruptcy in 2009 was recorded at estimated fair value at emergence and is carried at that new basis less accumulated depreciation.

Revisions

In preparing the interim financial statements for September 30, 2013, the Company discovered and corrected in its third quarter report on Form 10-Q an immaterial error impacting the classification of cash and due from banks and interest bearing deposits in the amount of $430 million as of December 31, 2012. Subsequently, in preparing the financial statements for the quarter ended March 31, 2014, the Company discovered and corrected an immaterial error impacting the classification of Interest Bearing Deposits and Cash and due from Banks in the amounts of $300 million as of December 31, 2013 and revised its previous adjustment for December 31, 2012. The reclassification errors had no impact on the Company’s statements of operations or cash flows for any periods.

The Company also discovered and corrected an immaterial error impacting the classification of railcar maintenance expenses. Management determined that railcar maintenance expenses, which reduced “Rental income on operating leases”, should be reflected as a separate line item in the “Other expenses” section of the Company's Consolidated Statement of Operations (i.e., gross presentation). These classification errors had no impact on the Company’s Consolidated Balance Sheet or Consolidated Statement of Cash Flows in any period.

NEW ACCOUNTING PRONOUNCEMENTS

Foreign Currency Matters

In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity, which provides that a cumulative translation adjustment (“CTA”) is attached to the parent’s investment in a foreign entity and should be released in a manner consistent with the derecognition guidance on investments in entities. Thus, the entire amount of the CTA associated with the foreign entity would be released when there has been a:

•	Sale of a subsidiary or group of net assets within a foreign entity and the sale represents the substantially complete liquidation of the investment in the foreign entity.
•	Loss of a controlling financial interest in an investment in a foreign entity (i.e., the foreign entity is deconsolidated).
•	Step acquisition for a foreign entity (i.e., when an entity has changed from applying the equity method for an investment in a foreign entity to consolidating the foreign entity).

The ASU does not change the requirement to release a pro rata portion of the CTA of the foreign entity into earnings for a partial sale of an equity method investment in a foreign entity.

The guidance is effective for fiscal years (and interim periods within those fiscal years) beginning on or after December 15, 2013, with early adoption permitted. The ASU should be applied prospectively from the beginning of the fiscal year of adoption. The adoption of this guidance will not have a significant impact on CIT’s financial statements or disclosures.

Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (a consensus of the FASB Emerging Issues Task Force). This pronouncement amends guidance on exceptions as to when an unrecognized tax benefit should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward.

To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any income taxes that would result from the disallowance of a tax position, or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date.

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The amended guidance is effective for fiscal years (and interim periods within those fiscal years) beginning on or after December 15, 2013, with early adoption permitted. The amendments should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Retrospective application is permitted. The adoption of this guidance will not have a significant impact on CIT’s financial statements or disclosures.

NOTE 2 — Discontinued Operation

During the fourth quarter of 2013, management determined that it no longer had the intent to hold a liquidating portfolio of government-guaranteed student loans associated with its student lending business until maturity and that it would seek to sell its student lending business, along with certain secured debt and servicing rights and student loans with a carrying amount of $3.4 billion were transferred to assets held for sale as of December 31, 2013. As a result, the student lending business is reported as a discontinued operation for all periods presented.

When the portfolio was transferred, the remaining FSA discount associated with the loan receivable balance ($184 million) became a component of the $3.4 billion carrying amount, thus there will be no further FSA accretion to interest income. The loans collateralized $3.3 billion of secured debt at December 31, 2013, which is net of $231 million FSA adjustment. The FSA adjustment on this secured debt will continue to accrete to interest expense until the debt is extinguished. The transfer of the loans receivable to assets held for sale did not result in any impairment. Based on market conditions subsequent to year-end, we currently believe that we will realize a net gain on the sale of the student loans. The net gain to be recognized on the sale of the student loans will consist primarily of (1) the gain on the sale of the loans (which are carried net of a discount of $184 million) and any proceeds received for the sale of the servicing of those loans and (2) the expense to be recognized based on the acceleration of the debt FSA ($231 million) upon the extinguishment of the related debt.

The operating results and the assets and liabilities of the discontinued operation, which was formerly included in the Non-Strategic Portfolios segment, are presented separately in the Company’s Consolidated Financial Statements. Summarized financial information for the discontinued business is shown below. Prior period balances have been adjusted to present the operations of the student lending business as a discontinued operation.

In connection with the classification of the student lending business as a discontinued operation, certain indirect operating expenses that previously had been allocated to the business, have instead been allocated to Corporate and Other as part of continuing operations and are not included in the summary of discontinued operation presented in the table below. The total incremental pretax amounts of indirect overhead expense that were previously allocated to the student lending business and remain in continuing operations were approximately $8.8 million, $15.3 million and $29.4 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Salaries and general operating expenses included in discontinued operation consist of direct expenses of the student lending business that are separate from ongoing CIT operations and will not continue post disposal.

Assets and Liabilities of Discontinued Operation (dollars in millions)

	December 31, 2013	December 31, 2012
Assets:
Assets held for sale	$3,374.5	$1.5
Cash	94.5	111.7
Loans	-	3,694.5
Other assets	352.4	394.9
Total assets	$3,821.4	$4,202.6

Liabilities:
Long-term borrowings (secured)	$3,265.6	$3,630.9
Other liabilities	12.0	17.9
Total Liabilities	$3,277.6	$3,648.8

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Operating Results of Discontinued Operation (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Interest income	$130.7	$178.3	$260.0
Interest expense	(77.2)	(231.8)	(290.2)
Other income	0.9	38.3	(1.4)
Operating expenses	(14.5)	(24.2)	(35.9)
Income (loss) from discontinued operation before provision for income taxes	39.9	(39.4)	(67.5)
Provision for income taxes	(8.6)	(17.1)	(1.6)
Income (loss) from discontinued operation, net of taxes	$31.3	$(56.5)	$(69.1)

The individual assets and liabilities of the discontinued Student Lending operation are combined in the captions “Assets of discontinued operation” and “Liabilities of discontinued operation” in the consolidated Balance Sheet.

NOTE 3 — LOANS

Finance receivables consist of the following:

Finance Receivables by Product (dollars in millions)

	December 31, 2013	December 31, 2012
Loans(1)	$13,814.3	$12,387.8
Direct financing leases and leveraged leases(1)	4,814.9	4,765.3
Finance receivables	18,629.2	17,153.1
Finance receivables held for sale	794.3	301.3
Finance receivables and held for sale receivables(2)	$19,423.5	$17,454.4
(1)	In 2013, the Company discovered and corrected an immaterial error related to the classification of loans and leases at December 31, 2012. The 2012 amount has been conformed to the current year presentation.
(2)	Assets held for sale in the balance sheet includes finance receivables and operating lease equipment. As discussed in subsequent tables, since the Company manages the credit risk and collections of finance receivables held for sale consistently with its finance receivables held for investment, the applicable amount is presented.

The following table presents finance receivables by segment, based on obligor location:

Finance Receivables (dollars in millions)

	December 31, 2013			December 31, 2012
	Domestic	Foreign	Total	Domestic	Foreign	Total
Transportation & International Finance	$666.6	$2,827.8	$3,494.4	$794.5	$1,762.0	$2,556.5
North American Commercial Finance	13,196.7	1,496.4	14,693.1	11,549.4	1,535.0	13,084.4
Non-Strategic Portfolios	117.9	323.8	441.7	674.9	837.3	1,512.2
Total	$13,981.2	$4,648.0	$18,629.2	$13,018.8	$4,134.3	$17,153.1

The following table presents selected components of the net investment in finance receivables.

Components of Net Investment in Finance Receivables (dollars in millions)

	December 31, 2013	December 31, 2012
Unearned income	$ (942.0)	$ (989.0)
Equipment residual values	669.2	694.5
Unamortized (discounts)	(47.9)	(40.5)
Net unamortized deferred costs and (fees)	49.7	51.4
Leveraged lease third party non-recourse debt payable	(203.8)	(227.9)

Certain of the following tables present credit-related information at the “class” level in accordance with ASC 310-10-50, Disclosures about the Credit Quality of Finance Receivables and the Allowance for Credit Losses. A class is generally a disaggregation of a portfolio segment. In determining the classes, CIT considered the finance receivable characteristics and methods it applies in monitoring and assessing credit risk and performance.

Credit Quality Information

The following table summarizes finance receivables by the risk ratings that bank regulatory agencies utilize to classify credit exposure and which are consistent with indicators the Company monitors. Risk ratings are reviewed on a regular basis by

18

Credit Risk Management and are adjusted as necessary for updated information affecting the borrowers’ ability to fulfill their obligations.

The definitions of these ratings are as follows:

•	Pass – finance receivables in this category do not meet the criteria for classification in one of the categories below.
•	Special mention – a special mention asset exhibits potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may, at some future date, result in the deterioration of the repayment prospects.
•	Classified – a classified asset ranges from: (1) assets that exhibit a well-defined weakness and are inadequately protected by the current sound worth and paying capacity of the borrower, and are characterized by the distinct possibility that some loss will be sustained if the deficiencies are not corrected to (2) assets with weaknesses that make collection or liquidation in full unlikely on the basis of current facts, conditions, and values. Assets in this classification can be accruing or on non-accrual depending on the evaluation of these factors.

Finance and Held for Sale Receivables — By Risk Rating (dollars in millions)

	Transportation & International Finance		North American Commercial Finance
Grade:	Transportation Finance	International Finance	Corporate Finance	Equipment Finance	Real Estate Finance	Commercial Services	Subtotal	Non-Strategic Portfolios	Total
December 31, 2013
Pass	$1,627.4	$1,530.3	$5,783.1	$3,355.2	$1,554.8	$1,804.6	$15,655.4	$685.5	$16,340.9
Special mention	28.6	145.8	769.5	363.5	-	314.7	1,622.1	350.1	1,972.2
Classified - accruing	97.2	36.2	233.6	266.0	-	138.9	771.9	97.8	869.7
Classified - non-accrual	14.3	21.0	83.8	59.4	-	4.2	182.7	58.0	240.7
Total	$1,767.5	$1,733.3	$6,870.0	$4,044.1	$1,554.8	$2,262.4	$18,232.1	$1,191.4	$19,423.5
December 31, 2012
Pass	$1,110.6	$1,159.0	$5,331.2	$2,969.7	$616.1	$1,913.2	$13,099.8	$1,093.4	$14,193.2
Special mention	94.3	39.0	702.7	375.9	-	266.9	1,478.8	453.8	1,932.6
Classified - accruing	98.2	16.4	344.8	269.0	-	119.2	847.6	150.9	998.5
Classified - non-accrual	31.5	7.5	156.5	55.3	-	6.0	256.8	73.3	330.1
Total	$1,334.6	$1,221.9	$6,535.2	$3,669.9	$616.1	$2,305.3	$15,683.0	$1,771.4	$17,454.4

Past Due and Non-accrual Loans

The table that follows presents portfolio delinquency status, regardless of accrual/non-accrual classification:

Finance and Held for Sale Receivables — Delinquency Status (dollars in millions)

	30-59 Days	60-89 Days	90 Days or	Total Past		Total Finance
	Past Due	Past Due	Greater	Due	Current	Receivables
December 31, 2013
Transportation Finance	$18.3	$0.9	$0.5	$19.7	$1,747.8	$1,767.5
International Finance	30.6	11.6	12.6	54.8	1,678.5	1,733.3
Corporate Finance	-	-	17.8	17.8	6,852.2	6,870.0
Equipment Finance	116.6	30.0	18.6	165.2	3,878.9	4,044.1
Real Estate Finance	-	-	-	-	1,554.8	1,554.8
Commercial Services	47.9	2.4	1.0	51.3	2,211.1	2,262.4
Sub-total	213.4	44.9	50.5	308.8	17,923.3	18,232.1
Non-Strategic Portfolios	29.7	7.9	16.2	53.8	1,137.6	1,191.4
Total	$243.1	$52.8	$66.7	$362.6	$19,060.9	$19,423.5

December 31, 2012
Transportation Finance	$4.0	$0.8	$0.7	$5.5	$1,329.1	$1,334.6
International Finance	14.0	4.5	4.4	22.9	1,199.0	1,221.9
Corporate Finance	-	0.3	3.5	3.8	6,531.4	6,535.2
Equipment Finance	61.9	19.5	13.3	94.7	3,575.2	3,669.9
Real Estate Finance	-	-	-	-	616.1	616.1
Commercial Services	79.3	3.4	5.6	88.3	2,217.0	2,305.3
Sub-total	159.2	28.5	27.5	215.2	15,467.8	15,683.0
Non-Strategic Portfolios	53.5	9.3	15.9	78.7	1,692.7	1,771.4
Total	$212.7	$37.8	$43.4	$293.9	$17,160.5	$17,454.4
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The following table sets forth non-accrual loans and assets received in satisfaction of loans (repossessed assets). Non-accrual loans include loans that are individually evaluated and determined to be impaired (generally loans with balances greater than $500,000), as well as other, smaller balance loans placed on non-accrual due to delinquency (generally 90 days or more).

Finance Receivables on Non-accrual Status (dollars in millions)

	December 31, 2013			December 31, 2012
	Held for Investment	Held for Sale	Total	Held for Investment	Held for Sale	Total
Transportation Finance	$14.3	$-	$14.3	$31.5	$-	$31.5
International Finance	21.0	-	21.0	7.5	-	7.5
Corporate Finance	83.5	0.3	83.8	156.2	0.3	156.5
Equipment Finance	59.4	-	59.4	55.3	-	55.3
Real Estate Finance	-	-	-	-	-	-
Commercial Services	4.2	-	4.2	6.0	-	6.0
Sub-total	182.4	0.3	182.7	256.5	0.3	256.8
Non-Strategic Portfolios	17.6	40.4	58.0	68.6	4.7	73.3
Total	$200.0	$40.7	$240.7	$325.1	$5.0	$330.1
Repossessed assets			7.0			9.9
Total non-performing assets			$247.7			$340.0
Total Accruing loans past due 90 days or more			$9.9			$3.4

Payments received on non-accrual financing receivables are generally applied first against outstanding principal, though in certain instances where the remaining recorded investment is deemed fully collectible, interest income is recognized on a cash basis.

Impaired Loans

The Company’s policy is to review for impairment finance receivables greater than $500,000 that are on non-accrual status. Consumer loans and small-ticket loan and lease receivables that have not been modified in a troubled debt restructuring, as well as short-term factoring receivables, are included (if appropriate) in the reported non-accrual balances above, but are excluded from the impaired finance receivables disclosure below as charge-offs are typically determined and recorded for such loans when they are more than 120-150 days past due.

The following table contains information about impaired finance receivables and the related allowance for loan losses, exclusive of finance receivables that were identified as impaired at the Convenience Date for which the Company is applying the income recognition and disclosure guidance in ASC 310-30 Loans and Debt Securities Acquired with Deteriorated Credit Quality, which are disclosed further below in this note.

		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment
Impaired Loans at or for the year ended December 31, 2013 (dollars in millions)
With no related allowance recorded:
Transportation Finance	$-	$-	$-	$2.2
International Finance	6.9	24.5	-	6.9
Corporate Finance	136.1	150.1	-	152.8
Equipment Finance	5.8	7.9	-	7.0
Commercial Services	9.1	9.1	-	10.0
Non-Strategic Portfolios	10.2	12.5	-	24.0
With an allowance recorded:
Transportation Finance	14.3	14.3	0.6	12.4
Corporate Finance	50.6	51.7	28.8	79.7
Real Estate Finance	4.2	4.2	1.0	4.6
Non-Strategic Portfolios	-	-	-	1.0
Total Impaired Loans (1)	237.2	274.3	30.4	300.6
Total Loans Impaired at Convenience Date(2)	54.1	95.8	1.0	77.9
Total	$291.3	$370.1	$31.4	$378.5
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Impaired Loans at or for the year ended December 31, 2012 (dollars in millions)
		Unpaid		Average
	Recorded	Principal	Related	Recorded
	Investment	Balance	Allowance	Investment
With no related allowance recorded:
Transportation Finance	$2.3	$2.9	$-	$4.5
International Finance	3.1	8.2	-	4.1
Corporate Finance	188.9	242.7	-	197.0
Equipment Finance	8.2	32.8	-	12.0
Commercial Services	10.1	13.3	-	29.7
Non-Strategic Portfolios	40.9	59.2	-	40.3
With an allowance recorded:
Transportation Finance	29.1	29.3	8.9	17.9
International Finance	-	-	-	1.3
Corporate Finance	102.4	106.7	32.3	122.1
Equipment Finance	-	-	-	4.3
Commercial Services	6.0	6.0	1.3	12.2
Non-Strategic Portfolios	2.4	2.7	1.0	12.7
Total Impaired Loans (1)	393.4	503.8	43.5	458.1
Total Loans Impaired at Convenience Date(2)	106.7	260.8	1.5	146.4
Total	$500.1	$764.6	$45.0	$604.5
(1)	Interest income recorded for the year ended December 31, 2013 while the loans were impaired was $17.7 million of which $3.5 million was interest recognized using cash-basis method of accounting. Interest income recorded for the year ended December 31, 2012 while the loans were impaired was $21.3 million of which $4.3 million was interest recognized using the cash-basis method of accounting.
(2)	Details of finance receivables that were identified as impaired at the Convenience date are presented under Loans and Debt Securities Acquired with Deteriorated Credit Quality.

Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. The Company has established review and monitoring procedures designed to identify, as early as possible, customers that are experiencing financial difficulty. Credit risk is captured and analyzed based on the Company’s internal probability of obligor default (PD) and loss given default (LGD) ratings. A PD rating is determined by evaluating borrower credit-worthiness, including analyzing credit history, financial condition, cash flow adequacy, financial performance and management quality. An LGD rating is predicated on transaction structure, collateral valuation and related guarantees or recourse. Further, related considerations in determining probability of collection include the following:

•	Instances where the primary source of payment is no longer sufficient to repay the loan in accordance with terms of the loan document;
•	Lack of current financial data related to the borrower or guarantor;
•	Delinquency status of the loan;
•	Borrowers experiencing problems, such as operating losses, marginal working capital, inadequate cash flow, excessive financial leverage or business interruptions;
•	Loans secured by collateral that is not readily marketable or that has experienced or is susceptible to deterioration in realizable value; and
•	Loans to borrowers in industries or countries experiencing severe economic instability.

Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable. A specific allowance or charge-off is recorded for the shortfall. In instances where the estimated value exceeds the recorded investment, no specific allowance is recorded. The estimated value is determined using fair value of collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate. In instances when the Company measures impairment based on the present value of expected future cash flows, the change in present value is reported in the provision for credit losses.

21

The following summarizes key elements of the Company’s policy regarding the determination of collateral fair value in the measurement of impairment:

•	“Orderly liquidation value” is the basis for collateral valuation;
•	Appraisals are updated annually or more often as market conditions warrant; and
•	Appraisal values are discounted in the determination of impairment if the:
•	appraisal does not reflect current market conditions; or
•	collateral consists of inventory, accounts receivable, or other forms of collateral that may become difficult to locate, collect or subject to pilferage in a liquidation.

Loans and Debt Securities Acquired with Deteriorated Credit Quality

For purposes of this presentation, finance receivables that were identified as impaired at the Convenience Date are presented separately below. The Company is applying the income recognition and disclosure guidance in ASC 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality, to loans considered impaired under FSA at the time of emergence.

Loans Acquired with Deteriorated Credit Quality (dollars in millions)

	December 31, 2013(1)			December 31, 2012(1)
	Carrying Amount	Outstanding Balance(2)	Allowance for Loan Losses	Carrying Amount	Outstanding Balance(2)	Allowance for Loan Losses
Commercial	$54.1	$95.8	$1.0	$106.7	$260.8	$1.5
Total loans	$54.1	$95.8	$1.0	$106.7	$260.8	$1.5
(1)	The table excludes amounts in Assets Held for Sale with a carrying amount of $12 million and $1 million at December 31, 2013 and December 31, 2012, respectively, and outstanding balances of $26 million and $3 million, respectively.
(2)	Represents the sum of contractual principal, interest and fees earned at the reporting date, calculated as pre-FSA net investment plus inception to date charge-offs.

Troubled Debt Restructurings

The Company periodically modifies the terms of finance receivables in response to borrowers’ difficulties. Modifications that include a financial concession to the borrower are accounted for as troubled debt restructurings (TDRs).

CIT uses a consistent methodology across all loans to determine if a modification is with a borrower that has been determined to be in financial difficulty and was granted a concession. Specifically, the Company’s policies on TDR identification include the following examples of indicators used to determine whether the borrower is in financial difficulty:

•	Borrower is in default with CIT or other material creditor
•	Borrower has declared bankruptcy
•	Growing doubt about the borrower’s ability to continue as a going concern
•	Borrower has (or is expected to have) insufficient cash flow to service debt
•	Borrower is de-listing securities
•	Borrower’s inability to obtain funds from other sources
•	Breach of financial covenants by the borrower.

If the borrower is determined to be in financial difficulty, then CIT utilizes the following criteria to determine whether a concession has been granted to the borrower:

•	Assets used to satisfy debt are less than CIT’s recorded investment in the receivable
•	Modification of terms – interest rate changed to below market rate
•	Maturity date extension at an interest rate less than market rate
•	The borrower does not otherwise have access to funding for debt with similar risk characteristics in the market at the restructured rate and terms
•	Capitalization of interest
22

•	Increase in interest reserves
•	Conversion of credit to Payment-In-Kind (PIK)
•	Delaying principal and/or interest for a period of three months or more
•	Partial forgiveness of the balance.

Modified loans that meet the definition of a TDR are subject to the Company’s standard impaired loan policy, namely that non-accrual loans in excess of $500,000 are individually reviewed for impairment, while non-accrual loans less than $500,000 are considered as part of homogenous pools and are included in the determination of the non-specific allowance.

The recorded investment of TDRs at December 31, 2013 and December 31, 2012 was $220.9 million and $289.1 million, of which 33% and 29%, respectively were on non-accrual. Corporate Finance receivables accounted for 74% of the total TDRs at December 31, 2013 and 77% at December 31, 2012. At December 31, 2013 and 2012, there were $7.1 million and $6.3 million, respectively, of commitments to lend additional funds to borrowers whose loan terms have been modified in TDRs.

The tables that follow present additional information related to modifications qualifying as TDRs that occurred during the years ended December 31, 2013 and 2012.

Recorded investment of TDRs that occurred during the year ended December 31, 2013 and 2012 (dollars in millions)

	Years Ended December 31,
	2013	2012
International Finance	$-	$0.2
Corporate Finance	12.2	31.4
Equipment Finance	0.8	2.9
NSP	11.6	15.4
Total	$24.6	$49.9

Recorded investment of TDRs that experience a payment default(1) at the time of default, in the period presented, and for which the payment default occurred within one year of the modification (dollars in millions)

	Years Ended December 31,
	2013	2012
Corporate Finance	$0.5	$-
Equipment Finance	0.3	0.5
NSP	4.9	3.9
Total	$5.7	$4.4

(1) Payment default in the table above is one missed payment.

The financial impact of the various modification strategies that the Company employs in response to borrower difficulties is described below. While the discussion focuses on current year amounts, the overall nature and impact of modification programs were comparable in the prior year.

•	The nature of modifications qualifying as TDR’s, based upon recorded investment at December 31, 2013 and December 31, 2012, was comprised of payment deferral for 88% and 86%, covenant relief and/or other for 11% and 8%, and interest rate reductions and debt forgiveness for 1% and 6%, respectively;
•	Payment deferrals, the Company’s most common type of modification program, result in lower net present value of cash flows and increased provision for credit losses to the extent applicable. The financial impact of these modifications is not significant given the moderate length of deferral periods;
•	Interest rate reductions result in lower amounts of interest being charged to the customer, but are a relatively small part of the Company’s restructuring programs. Additionally, in some instances, modifications improve the Company’s economic return through increased interest rates and fees, but are reported as TDRs due to assessments regarding the borrowers’ ability to independently obtain similar funding in the market and assessments of the relationship between modified rates and terms and comparable market rates and terms. The weighted average change in interest rates for all TDRs occurring during the years ended December 31, 2013 and 2012 were immaterial;
23

•	Debt forgiveness, or the reduction in amount owed by borrower, results in incremental provision for credit losses, in the form of higher charge-offs. While these types of modifications have the greatest individual impact on the allowance, the amounts of principal forgiveness for TDRs occurring during 2013 and 2012 totaled $12.2 million and $1.4 million, respectively, as debt forgiveness is a relatively small component of the Company’s modification programs; and
•	The other elements of the Company’s modification programs do not have a significant impact on financial results given their relative size, or do not have a direct financial impact, as in the case of covenant changes.

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

Allowance for Loan Losses and Recorded Investment in Finance Receivables

As of and for the Years Ended December 31 (dollars in millions)

	2013
	Transportation & International Finance	North American Commercial Finance	Non-Strategic Portfolios	Corporate and Other	Total
Beginning balance	$44.3	$293.7	$41.3	$-	$379.3
Provision for credit losses	18.7	35.5	10.8	(0.1)	64.9
Other(1)	0.6	(6.9)	(1.2)	0.1	(7.4)
Gross charge-offs (2)	(26.0)	(58.3)	(54.3)	-	(138.6)
Recoveries	9.1	39.8	9.0	-	57.9
Allowance balance - end of period	$46.7	$303.8	$5.6	$-	$356.1
Allowance balance:
Loans individually evaluated for impairment	$0.6	$29.8	$-	$-	$30.4
Loans collectively evaluated for impairment	46.1	273.0	5.6	-	324.7
Loans acquired with deteriorated credit quality (3)	-	1.0	-	-	1.0
Allowance balance - end of period	$46.7	$303.8	$5.6	$-	$356.1
Other reserves (1)	$0.2	$27.6	$-	$-	$27.8
Finance receivables:
Loans individually evaluated for impairment	$21.2	$205.8	$10.2	$-	$237.2
Loans collectively evaluated for impairment	3,473.1	14,435.1	429.7	-	18,337.9
Loans acquired with deteriorated credit quality (3)	0.1	52.2	1.8	-	54.1
Ending balance	$3,494.4	$14,693.1	$441.7	$-	$18,629.2
Percent of loans to total loans	18.7%	78.9%	2.4%	-	100.0%

	2012
Beginning balance	$36.3	$309.8	$61.7	$-	$407.8
Provision for credit losses	14.5	44.0	(7.3)	0.2	51.4
Other(1)	0.5	(7.6)	1.5	(0.2)	(5.8)
Gross charge-offs (2)	(15.7)	(98.9)	(27.1)	-	(141.7)
Recoveries	8.7	46.4	12.5	-	67.6
Allowance balance - end of period	$44.3	$293.7	$41.3	$-	$379.3
Allowance balance:
Loans individually evaluated for impairment	$8.9	$33.6	$1.0	$-	$43.5
Loans collectively evaluated for impairment	35.4	259.3	39.6	-	334.3
Loans acquired with deteriorated credit quality (3)	-	0.8	0.7	-	1.5
Allowance balance - end of period	$44.3	$293.7	$41.3	$-	$379.3
Other reserves (1)	$-	$23.0	$0.1	$0.1	$23.2
Finance receivables:
Loans individually evaluated for impairment	$34.5	$315.6	$43.3	$-	$393.4
Loans collectively evaluated for impairment	2,521.6	12,684.5	1,446.9	-	16,653.0
Loans acquired with deteriorated credit quality (3)	0.4	84.3	22.0	-	106.7
Ending balance	$2,556.5	$13,084.4	$1,512.2	$-	$17,153.1
Percent of loans to total loans	14.9%	76.3%	8.8%	-	100.0%
(1)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit and for deferred purchase agreements, all of which is recorded in Other Liabilities. “Other” also includes changes relating to sales and foreign currency translations.
(2)	Gross charge-offs included $18 million and $38 million charged directly to the Allowance for loan losses for the years ended December 31, 2013 and 2012, respectively. In 2013, $16 million related to NACF and $2 million related to NSP. In 2012, $24 million related to NACF, $8 million to TIF and $6 million to NSP.
(3)	Represents loans considered impaired in FSA and are accounted for under the guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality).
24

NOTE 5 — OPERATING LEASE EQUIPMENT

The following table provides the net book value (net of accumulated depreciation of $1.5 billion at December 31, 2013 and $1.2 billion at December 31, 2012) of operating lease equipment, by equipment type.

Operating Lease Equipment (dollars in millions)

	December 31, 2013	December 31, 2012
Commercial aircraft (including regional aircraft)	$8,229.1	$8,061.4
Railcars and locomotives	4,500.1	4,053.1
Other equipment	306.2	297.2
Total(1)	$13,035.4	$12,411.7
(1)	Includes equipment off-lease of $144.7 million and $202.5 million at December 31, 2013 and 2012, respectively, primarily consisting of rail and aerospace assets.

The following table presents future minimum lease rentals due on non-cancelable operating leases at December 31, 2013. Excluded from this table are variable rentals calculated on asset usage levels, re-leasing rentals, and expected sales proceeds from remarketing equipment at lease expiration, all of which are components of operating lease profitability.

Minimum Lease Rentals Due (dollars in millions)

Years Ended December 31,

2014	$1,607.6
2015	1,382.0
2016	1,142.9
2017	881.1
2018	650.7
Thereafter	1,516.7
Total	$7,181.0

NOTE 6 — INVESTMENT SECURITIES

Investments include debt and equity securities. The Company’s debt securities primarily include U.S. Treasury securities, U.S. Government Agency securities, and supranational and foreign government securities that typically mature in 91 days or less, and the carrying value approximates fair value. Equity securities include common stock and warrants.

Investment Securities (dollars in millions)

	December 31, 2013	December 31, 2012
Debt securities available-for-sale	$1,487.8	$ 767.6
Equity securities available-for-sale	13.7	14.3
Debt securities held-to-maturity(1)	1,042.3	188.4
Non-marketable equity investments(2)	86.9	95.2
Total investment securities	$2,630.7	$1,065.5
(1)	Recorded at amortized cost less impairment on securities that have credit-related impairment.
(2)	Non-marketable equity investments include $23.6 million and $27.6 million in limited partnerships at December 31, 2013 and 2012, respectively, accounted for under the equity method. The remaining investments are carried at cost and include qualified Community Reinvestment Act (CRA) investments, equity fund holdings and shares issued by customers during loan work out situations or as part of an original loan investment.

Debt securities and equity securities classified as available-for-sale (“AFS”) are carried at fair value with changes in fair value reported in other comprehensive income (“OCI”), net of applicable income taxes.

Debt securities classified as held-to-maturity (“HTM”) represent securities that the Company has both the ability and intent to hold until maturity, and are carried at amortized cost.

Non-marketable equity investments include ownership interests greater than 3% in limited partnership investments that are accounted for under the equity method. Equity method investments are recorded at cost, adjusted to reflect the Company’s portion of income, loss or dividends of the investee. All other non-marketable equity investments are carried at cost and periodically assessed for other-than-temporary impairment (“OTTI”).

The Company conducts and documents periodic reviews of all securities with unrealized losses to evaluate whether the impairment is OTTI. For debt securities classified as HTM that are considered to have OTTI that the Company does not intend to sell and it is more likely than not that the Company will not be required to sell before recovery, the OTTI is separated into an amount representing the credit loss, which is recognized in other income in the Consolidated Statement of Operations, and the amount related to all other factors, which is recognized in OCI. OTTI on debt securities and equity

25

securities classified as AFS and non-marketable equity investments are recognized in the Consolidated Statement of Operations in the period determined.

Realized investment gains totaled $8.9 million, $40.4 million and $53.9 million for the years ended December 31, 2013, 2012 and 2011, respectively, and exclude losses from OTTI. OTTI credit-related impairments on equity securities recognized in earnings were $0.7 million, $0.2 million and $8.2 million for the years ended December 31, 2013, 2012 and 2011, respectively. Impairment amounts in accumulated other comprehensive income (“AOCI”) were not material at December 31, 2013 or December 31, 2012.

In addition, the Company maintained $5.4 billion and $6.4 billion of interest bearing deposits at December 31, 2013 and 2012, respectively, which are cash equivalents and are classified separately on the balance sheet.

The following table presents interest and dividends on interest bearing deposits and investments:

Interest and Dividend Income (dollars in millions)

	Year Ended December 31,
	2013	2012	2011
Interest income – interest bearing deposits	$16.6	$21.7	$24.1
Interest income – investments	8.9	7.8	9.3
Dividends – investments	3.4	2.7	1.3
Total interest and dividends	$28.9	$32.2	$34.7

Securities Available-for-Sale

The following table presents amortized cost and fair value of securities AFS at December 31, 2013 and 2012.

Securities AFS – Amortized Cost and Fair Value (dollars in millions)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
Debt securities AFS
U.S. Treasury Securities	$649.1	$–	$–	$649.1
U.S. government agency obligations	711.9	–	–	711.9
Supranational and foreign government securities	126.8	–	–	126.8
Total debt securities AFS	1,487.8	–	–	1,487.8
Equity securities AFS	13.5	0.4	(0.2)	13.7
Total securities AFS	$1,501.3	$0.4	$(0.2)	$1,501.5
December 31, 2012
Debt securities AFS
U.S. Treasury Securities	$750.3	$–	$–	$750.3
Brazilian Government Treasuries	17.3	–	–	17.3
Total debt securities AFS	767.6	–	–	767.6
Equity securities AFS	13.1	1.2	–	14.3
Total securities AFS	$780.7	$1.2	$–	$781.9

Debt Securities Held-to-Maturity

The carrying value and fair value of securities HTM at December 31, 2013 and December 31, 2012 were as follows:

Debt Securities HTM – Carrying Value and Fair Value (dollars in millions)

	Carrying Value	Gross Unrecognized Gains	Gross Unrecognized Losses	Fair Value
December 31, 2013
U.S. government agency obligations	$735.5	$0.1	$–	$735.6
Mortgage-backed securities
U.S. government owned and sponsored agencies	96.3	1.7	(5.8)	92.2
State and municipal	57.4	–	(6.5)	50.9
Foreign government	38.3	–	–	38.3
Corporate –Foreign	114.8	9.0	–	123.8
Total debt securities held-to-maturity	$1,042.3	$10.8	$(12.3)	$1,040.8
December 31, 2012
Mortgage-backed securities
U.S. government-sponsored agency guaranteed	$96.5	$3.1	$(0.3)	$99.3
State and municipal	13.1	–	–	13.1
Foreign government	28.4	–	–	28.4
Corporate –Foreign	50.4	8.2	–	58.6
Total debt securities held-to-maturity	$188.4	$11.3	$(0.3)	$199.4

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The following table presents the amortized cost and fair value of debt securities HTM by contractual maturity dates:

Securities Held To Maturity – Amortized Cost and Fair Value Maturities (dollars in millions)

	December 31, 2013		December 31, 2012
	Carrying Cost	Fair Value	Carrying Cost	Fair Value
U.S. government agency obligations
Total – Due within 1 year	$735.5	$735.6	$–	$–
Mortgage-backed securities
U.S. government owned and sponsored agencies
Total – Due after 10 years(1)	96.3	92.2	96.5	99.3
State and municipal
Due within 1 year	0.7	0.7	–	–
Due after 1 but within 5 years	4.4	4.4	4.9	4.9
Due after 5 but within 10 years	0.7	0.7	1.4	1.4
Due after 10 years(1)	51.6	45.1	6.8	6.8
Total	57.4	50.9	13.1	13.1
Foreign government
Due within 1 year	29.8	29.8	25.5	25.4
Due after 1 but within 5 years	8.5	8.5	2.9	3.0
Total	38.3	38.3	28.4	28.4
Corporate – Foreign
Due within 1 year	0.8	0.8	–	–
Due after 1 but within 5 years	48.6	56.1	–	–
Due after 5 but within 10 years	65.4	66.9	50.4	58.6
Total	114.8	123.8	50.4	58.6
Total debt securities held-to-maturity	$1,042.3	$1,040.8	$188.4	$199.4
(1)	Investments with no stated maturities are included as contractual maturities of greater than 10 years. Actual maturities may differ due to call or prepayment rights.

NOTE 7 — OTHER ASSETS

The following table presents the components of other assets.

Other Assets (dollars in millions)
	December 31, 2013	December 31, 2012
Deposits on commercial aerospace equipment	$831.3	$615.3
Deferred debt costs and other deferred charges	158.5	169.8
Tax receivables, other than income taxes	132.2	81.7
Executive retirement plan and deferred compensation	101.3	109.7
Furniture and fixtures	85.3	75.4
Prepaid expenses	64.3	73.8
Other counterparty receivables	45.9	115.7
Accrued interest and dividends	33.0	27.5
Other (1)	184.6	220.0
Total other assets	$1,636.4	$1,488.9
(1)	Other includes investments in and receivables from non-consolidated entities, deferred federal and state tax assets, servicing assets, and other miscellaneous assets.

NOTE 8 — DEPOSITS

The following table presents deposits detail, maturities and weighted average interest rates.

Deposits (dollars in millions)

	December 31, 2013	December 31, 2012
Deposits Outstanding	$12,526.5	$9,684.5
Weighted average contractual interest rate	1.65%	1.75%
Weighted average remaining number of days to maturity(1)	1,014 days	725 days
Contractual Maturities and Rates
Due in 2014 – (1.41%)(2)	$5,587.8
Due in 2015 – (1.53%)	2,190.0
Due in 2016 – (2.14%)	766.3
Due in 2017 – (1.38%)	1,947.3
Due in 2018 – (1.84%)	793.4
Due after 2018 – (2.92%)	1,242.5
Deposits outstanding, excluding fresh start adjustments	$12,527.3
(1)	Excludes deposit accounts with no stated maturity.
(2)	Includes deposit accounts with no stated maturity.
27

	Years Ended December 31,
	2013	2012
Daily average deposits	$11,254.3	$7,699.6
Maximum amount outstanding	$12,605.3	$9,690.7
Weighted average contractual interest rate for the year	1.56%	1.98%

The following table presents the maturity profile of deposits with a denomination of $100,000 or more.

Certificates of Deposits $100,000 or More (dollars in millions)

	At December 31,
	2013	2012
U.S. Bank
Three months or less	$317.7	$241.6
After three months through six months	258.1	234.6
After six months through twelve months	601.7	619.8
After twelve months	1,501.9	1,119.3
Total U.S. Bank	$2,679.4	$2,215.3
Foreign Bank	$88.3	$98.6

Deposits were adjusted to estimated fair value at December 31, 2009 in FSA, and the net fair value premium will be recognized as a yield adjustment over the deposit lives. During 2013 and 2012, $4.3 million and $3.5 million, respectively of the fair value premium was recognized as a reduction to Interest Expense.

NOTE 9 — LONG-TERM BORROWINGS

The following table presents outstanding long-term borrowings, net of FSA.

(dollars in millions)	December 31, 2013			December 31, 2012
	CIT Group Inc.	Subsidiaries	Total	Total
Senior unsecured(1)	$12,531.6	$–	$12,531.6	$11,824.0
Secured borrowings	–	5,952.9	5,952.9	6,506.9
Total Long-term Borrowings	$12,531.6	$5,952.9	$18,484.5	$18,330.9
(1)	Senior Unsecured Notes were comprised of $5,250 million of Series C Notes, $7,243 million of Unsecured Notes and $38.6 million of other unsecured debt.

Upon emergence from bankruptcy in December 2009, all components of long-term borrowings were fair valued in FSA. The fair value adjustment is amortized as a cost adjustment over the remaining term of the respective debt and is reflected in Interest Expense. The following table summarizes contractual maturities of total long-term borrowings outstanding excluding issue discounts and FSA adjustments as of December 31, 2013:

Contractual Maturities – Long-term Borrowings (dollars in millions)

	2014	2015	2016	2017	2018	Thereafter	Contractual Maturities
Senior unsecured	$1,300.0	$1,500.0	$–	$3,000.0	$2,200.0	$4,551.4	$12,551.4
Secured borrowings	1,210.5	1,439.1	866.8	565.3	448.4	1,463.0	5,993.1
Total	$2,510.5	$2,939.1	$866.8	$3,565.3	$2,648.4	$6,014.4	$18,544.5

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Unsecured

Revolving Credit Facility

The following information was in effect prior to the 2014 Revolving Credit Facility amendment. See Note 29 — Subsequent Events for changes to this facility.

There were no outstanding borrowings under the Revolving Credit Facility at December 31, 2013 and 2012 and the amount available to draw upon at each period was approximately $1.9 billion, with the remaining amount of approximately $0.1 billion utilized for issuance of letters of credit.

The total commitment amount under the Revolving Credit Facility was $2 billion and consisted of a $1.65 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit. The Revolving Credit Facility accrued interest at a per annum rate of LIBOR plus a margin of 2.00% to 2.75% (with no floor) or Base Rate plus a margin of 1.00% to 1.75% (with no floor). The applicable margin was determined by reference to the current long-term senior unsecured, non-credit enhanced debt rating of the Company by S&P and Moody’s. The applicable margin for LIBOR loans was 2.50% and the applicable margin for Base Rate loans was 1.50% at December 31, 2013.

The Revolving Credit Facility may be drawn and prepaid at the option of CIT. The unutilized portion of any commitment under the Revolving Credit Facility may be reduced permanently or terminated by CIT at any time without penalty.

The facility was guaranteed by eight of the Company’s domestic operating subsidiaries and subject to an asset coverage covenant (based on the book value of eligible assets of the Continuing Guarantors) of 2.0x the sum of: (i) the committed facility size and (ii) all outstanding indebtedness (including, without duplication, guarantees of such indebtedness) for borrowed money (excluding subordinated intercompany indebtedness) of the Continuing Guarantors, tested monthly and upon certain dispositions or encumbrances of eligible assets of the Continuing Guarantors.

The Revolving Credit Facility was also subject to a $6 billion minimum consolidated net worth covenant of the Company, tested quarterly, and limits the Company’s ability to create liens, merge or consolidate, sell, transfer, lease or dispose of all or substantially all of its assets, grant a negative pledge or make certain restricted payments during the occurrence and continuance of an event of default.

Senior Unsecured Notes

Senior unsecured notes include notes issued under the “shelf” registration filed in March 2012, and Series C Unsecured Notes. The notes filed under the shelf registration rank equal in right of payment with the Series C Unsecured Notes and the Revolving Credit Facility.

The following tables present the principal amounts of Senior Unsecured Notes issued under the Company’s shelf registration and Series C Unsecured Notes by maturity date.

Senior Unsecured Notes (dollars in millions)

Maturity Date	Rate (%)	Date of Issuance	Par Value
May 2017	5.000%	May 2012	$ 1,250.0
August 2017	4.250%	August 2012	1,750.0
March 2018	5.250%	March 2012	1,500.0
May 2020	5.375%	May 2012	750.0
August 2022	5.000%	August 2012	1,250.0
August 2023	5.000%	August 2013	750.0
Weighted average and total	4.91%		$ 7,250.0

Series C Unsecured Notes (dollars in millions)

Maturity Date	Rate (%)	Date of Issuance	Par Value
April 2014	5.250%	March 2011	$ 1,300.0
February 2015	4.750%	February 2012	1,500.0
April 2018	6.625%	March 2011	700.0
February 2019	5.500%	February 2012	1,750.0
Weighted average and total	5.37%		$ 5,250.0

See Note 29 — Subsequent Events related to an issuance on February 19, 2014 of $1 billion of senior unsecured notes.

The Indentures for the Senior Unsecured Notes and Series C Unsecured Notes limit the Company’s ability to create liens, merge or consolidate, or sell, transfer, lease or dispose of all or substantially all of its assets. Upon a Change of Control Triggering Event as defined in the Indentures for the Senior Unsecured Notes and Series C Unsecured Notes, holders of the Senior Unsecured Notes and Series C Unsecured Notes will have the right to require the Company, as applicable, to

29

repurchase all or a portion of the Senior Unsecured Notes and Series C Unsecured Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of such repurchase.

Other debt of $38.6 million includes senior unsecured notes issued prior to CIT’s reorganization.

Secured

Secured Borrowings

At December 31, 2013, the secured borrowings had a weighted average interest rate of 3.12%, which ranged from 0.25% to 8.60% with maturities ranging from 2014 through 2037. Set forth below are borrowings and pledged assets primarily owned by consolidated variable interest entities. Creditors of these entities received ownership and/or security interests in the assets. These entities are intended to be bankruptcy remote so that such assets are not available to creditors of CIT or any affiliates of CIT until and unless the related secured borrowings have been fully discharged. These transactions do not meet accounting requirements for sales treatment and are recorded as secured borrowings.

Secured Borrowings and Pledged Assets Summary (dollars in millions)

	December 31, 2013			December 31, 2012
	Secured Borrowing	Pledged Assets		Secured Borrowing	Pledged Assets
Rail(1)	$931.0	$1,163.1		$976.8	$1,185.1
Aerospace(1)	2,366.1	4,126.7		2,560.3	4,049.1
International Finance	583.5	748.1		1,078.8	1,233.3
Subtotal - Transportation & International Finance	3,880.6	6,037.9		4,615.9	6,467.5
Corporate Finance	320.2	447.4		706.6	838.2
Commercial Services	334.7	1,453.2		350.8	1,523.6
Equipment Finance	1,227.3	1,499.7		574.6	765.4
Subtotal - North American Commercial Finance	1,882.2	3,400.3		1,632.0	3,127.2
Small Business Loan - Non-Strategic Portfolios	190.1	220.1		259.0	385.3
Total	$5,952.9	$9,658.3	(2)	$6,506.9	$9,980.0	(3)

(1) At December 31, 2013 GSI TRS related borrowings and pledged assets, respectively, of $998.4 million and $1.99 billion were included in Transportation & International Finance, and $25.8 million and $119.4 million in North American Commercial Finance. The GSI TRS is described in Note 10 - Derivative Financial Instruments.

(2) Includes operating lease equipment of $4.7 billion, loans of $3.8 billion, cash of $0.9 billion, assets held for sale of $0.1 billion and investment securities of $0.1 billion.

(3) Includes operating lease equipment, net of $4.7 billion, loans of $4.2 billion, cash of $1.0 billion and investment securities of $0.1 billion.

Series A 7% Notes and Series C 7% Notes

During 2012, CIT redeemed the remaining $6.5 billion of Series A 7% Notes and redeemed or repurchased the $8.76 billion of Series C 7% Notes. These actions resulted in the acceleration of $1.3 billion of FSA discount accretion that was recorded as additional interest expense and also resulted in a loss on debt extinguishments of $61 million.

Variable Interest Entities (“VIEs”)

The Company utilizes VIEs in the ordinary course of business to support its own and its customers’ financing needs.

The most significant types of VIEs that CIT utilizes are ’on balance sheet’ secured financings of pools of leases and loans originated by the Company. The Company originates pools of assets and sells these to special purpose entities, which, in turn, issue debt instruments backed by the asset pools or sell individual interests in the assets to investors. CIT retains the servicing rights and participates in certain cash flows. These VIEs are typically organized as trusts or limited liability companies, and are intended to be bankruptcy remote, from a legal standpoint.

The main risks inherent in these secured borrowing structures are deterioration in the credit performance of the vehicle’s underlying asset portfolio and risk associated with the servicing of the underlying assets.

Investors typically have recourse to the assets in the VIEs and may benefit from other credit enhancements, such as: (1) a reserve or cash collateral account that requires the Company to deposit cash in an account, which will first be used to cover any defaulted obligor payments, (2) over-collateralization in the form of excess assets in the VIE, or (3) subordination, whereby the Company retains a subordinate position in the secured borrowing which would absorb losses due to defaulted

30

obligor payments before the senior certificate holders. The VIE may also enter into derivative contracts in order to convert the debt issued by the VIEs to match the underlying assets or to limit or change the risk of the VIE.

With respect to events or circumstances that could expose CIT to a loss, as these are accounted for as on balance sheet secured financings, the Company records an allowance for loan losses for the credit risks associated with the underlying leases and loans. As these are secured borrowings, CIT has an obligation to pay the debt in accordance with the terms of the underlying agreements.

Generally, third-party investors in the obligations of the consolidated VIE’s have legal recourse only to the assets of the VIEs and do not have recourse to the Company beyond certain specific provisions that are customary for secured financing transactions, such as asset repurchase obligations for breaches of representations and warranties. In addition, the assets are generally restricted only to pay such liabilities.

NOTE 10 — DERIVATIVE FINANCIAL INSTRUMENTS

As part of managing economic risk and exposure to interest rate and foreign currency risk, the Company enters into derivative transactions in over-the-counter markets with other financial institutions. The Company does not enter into derivative financial instruments for speculative purposes.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) includes measures to broaden the scope of derivative instruments subject to regulation by requiring clearing and exchange trading of certain derivatives, and imposing margin, reporting and registration requirements for certain market participants. Since the Company does not meet the definition of a Swap Dealer or Major Swap Participant under the Act, the new reporting obligations, which became effective April 10, 2013, apply to a limited number of derivative transactions executed with its lending customers in order to mitigate their interest rate risk.

See Note 1 — Business and Summary of Significant Accounting Policies for further description of its derivative transaction policies.

The following table presents fair values and notional values of derivative financial instruments:

Fair and Notional Values of Derivative Financial Instruments(1) (dollars in millions)

	December 31, 2013			December 31, 2012
	Notional Amount	Asset Fair Value	Liability Fair Value	Notional Amount	Asset Fair Value	Liability Fair Value
Qualifying Hedges
Cross currency swaps – net investment hedges	$47.1	$1.1	$–	$151.2	$–	$(6.1)
Foreign currency forward contracts – cash flow hedges	3.8	–	(0.3)	11.7	–	(0.9)
Foreign currency forward contracts – net investment hedges	1,436.8	11.8	(23.8)	1,232.6	1.9	(31.5)
Total Qualifying Hedges	1,487.7	12.9	(24.1)	1,395.5	1.9	(38.5)
Non-Qualifying Hedges
Cross currency swaps	$131.8	$6.3	$–	$552.8	$1.7	$(11.0)
Interest rate swaps	1,386.0	5.7	(25.4)	809.6	0.6	(39.3)
Written options	566.0	–	(1.0)	251.4	–	(0.1)
Purchased options	816.8	1.2	–	502.7	0.3	–
Foreign currency forward contracts	1,979.9	23.4	(50.8)	1,853.8	5.7	(25.7)
Total Return Swap (TRS)	485.2	–	(9.7)	106.6	–	(5.8)
Equity Warrants	1.0	0.8	–	1.0	0.1	–
Total Non-qualifying Hedges	5,366.7	37.4	(86.9)	4,077.9	8.4	(81.9)
Total Hedges	$6,854.4	$50.3	$(111.0)	$5,473.4	$10.3	$(120.4)

(1) Presented on a gross basis.

Total Return Swaps (“TRS”)

Two financing facilities between two wholly-owned subsidiaries of CIT and Goldman Sachs International (“GSI”) are structured as total return swaps (“TRS”), under which amounts available for advances are accounted for as derivatives. Pursuant to applicable accounting guidance, only the unutilized portion of the TRS is accounted for as a derivative and

31

recorded at its estimated fair value. The size of the CIT Financial Ltd. (“CFL”) facility is $1.5 billion and the CIT TRS Funding B.V. (“BV”) facility is $625 million.

The aggregate “notional amounts” of the total return swaps of $485.2 million at December 31, 2013 and $106.6 million at December 31, 2012 represent the aggregate unused portions under the CFL and BV facilities and constitute derivative financial instruments. These notional amounts are calculated as the maximum aggregate facility commitment amounts, currently $2,125.0 million, less the aggregate actual adjusted qualifying borrowing base outstanding of $1,639.8 million at December 31, 2013 and $2,018.4 million at December 31, 2012 under the CFL and BV facilities. The notional amounts of the derivatives will increase as the adjusted qualifying borrowing base decreases due to repayment of the underlying asset-backed securities (ABS) to investors. If CIT funds additional ABS under the CFL or BV facilities, the aggregate adjusted qualifying borrowing base of the total return swaps will increase and the notional amount of the derivatives will decrease accordingly.

Valuation of the derivatives related to the GSI facilities is based on several factors using a discounted cash flow (DCF) methodology, including:

•	CIT’s funding costs for similar financings based on current market conditions;
•	Forecasted usage of the long-dated CFL and BV facilities through the final maturity date in 2028; and
•	Forecasted amortization, due to principal payments on the underlying ABS, which impacts the amount of the unutilized portion.

Based on the Company’s valuation, a liability of $10 million and $6 million was recorded at December 31, 2013 and December 31, 2012, respectively. The change in value is recorded in Other Income in the Consolidated Statements of Operations.

Impact of Collateral and Netting Arrangements on the Total Derivative Portfolio

The following tables present a summary as at December 31, 2013 and 2012, of the gross amounts of recognized financial assets and liabilities; the amounts offset under current GAAP in the consolidated balance sheet; the net amounts presented in the consolidated balance sheet; the amounts subject to an enforceable master netting arrangement or similar agreement that were not included in the offset amount above, and the amount of cash collateral received or pledged. Substantially all derivative transactions are documented under International Swaps and Derivatives Association (“ISDA”) agreements.

				Gross Amounts not offset in the Consolidated Balance Sheet
	Gross Amount of Recognized Assets (Liabilities)	Gross Amount Offset in the Consolidated Balance Sheet	Net Amount Presented in the Consolidated Balance Sheet	Derivative Financial Instruments(5)	Cash Collateral Pledged/ (Received)(5)(6)	Net Amount
December 31, 2013
Derivative assets(1)	$50.3	$–	$50.3	$(33.4)	$(5.0)	$11.9
Derivative liabilities(2)	(111.0)	–	(111.0)	33.4	41.0	(36.6)
December 31, 2012
Derivative assets(3)	$10.3	$–	$10.3	$(7.6)	$(1.7)	$1.0
Derivative liabilities(4)	(120.4)	–	(120.4)	8.0	73.3	(39.1)
(1)	Includes $12.9 million of qualifying hedges reported in Other assets and $37.4 million reported in Trading assets at fair value – derivatives.
(2)	Includes $(24.1) million of qualifying hedges reported in Other liabilities and $(86.9) million reported in Trading liabilities at fair value – derivatives.
(3)	Includes $1.9 million of qualifying hedges reported in Other assets and $8.4 million reported in Trading assets at fair value – derivatives.
(4)	Includes $(38.5) million of qualifying hedges reported in Other liabilities and $(81.9) million reported in Trading liabilities at fair value – derivatives.
(5)	The Company’s derivative transactions are governed by ISDA agreements that allow for net settlements of certain payments as well as offsetting of all contracts (“Derivative Financial Instruments”) with a given counterparty in the event of bankruptcy or default of one of the two parties to the transaction. We believe our ISDA agreements meet the definition of a master netting arrangement or similar agreement for purposes of the above disclosure. In conjunction with the ISDA agreements, the Company has entered into collateral arrangements with its counterparties which provide for the exchange of cash depending on the change in the market valuation of the derivative contracts outstanding. Such collateral is available to be applied in settlement of the net balances upon the event of default by one of the counterparties.
(6)	Collateral pledged or received are included in Other assets or Other liabilities, respectively.
32

The following table presents the impact of derivatives on the statements of operations:

Derivative Instrument Gains and Losses (dollars in millions)

		Years Ended December 31,
Contract Type	Gain / (Loss) Recognized	2013	2012	2011
Qualifying Hedges
Foreign currency forward contracts – cash flow hedges	Other income	$0.7	$1.1	$(0.9)
Total Qualifying Hedges		0.7	1.1	(0.9)
Non Qualifying Hedges
Cross currency swaps	Other income	11.5	(10.5)	29.2
Interest rate swaps	Other income	19.1	1.2	(14.6)
Interest rate options	Other income	–	(0.7)	(0.9)
Foreign currency forward contracts	Other income	(12.1)	(23.7)	30.0
Equity warrants	Other income	0.8	(0.3)	(0.8)
Total Return Swap (TRS)	Other income	(3.9)	(5.8)	–
Total Non-qualifying Hedges		15.4	(39.8)	42.9
Total derivatives - income statement impact		$16.1	$(38.7)	$42.0

The following table presents the changes in AOCI relating to derivatives:

Changes in AOCI Relating to Derivatives (dollars in millions)

Contract Type	Derivatives – effective portion reclassified from AOCI to income	Hedge ineffectiveness recorded directly to income	Total income statement impact	Derivatives – effective portion recorded in OCI	Total change in OCI for period
Year Ended December 31, 2013
Foreign currency forward contracts – cash flow hedges	$0.7	$–	$0.7	$0.6	$(0.1)
Foreign currency forward contracts – net investment hedges	(7.7)	–	(7.7)	5.8	13.5
Cross currency swaps – net investment hedges	(0.1)	–	(0.1)	10.0	10.1
Total	$(7.1)	$–	$(7.1)	$16.4	$23.5
Year Ended December 31, 2012
Foreign currency forward contracts – cash flow hedges	$1.1	$–	$1.1	$1.7	$0.6
Foreign currency forward contracts – net investment hedges	(4.1)	–	(4.1)	(59.4)	(55.3)
Cross currency swaps – net investment hedges	–	–	–	(12.9)	(12.9)
Total	$(3.0)	$–	$(3.0)	$(70.6)	$(67.6)
Year Ended December 31, 2011
Foreign currency forward contracts – cash flow hedges	$(1.0)	$–	$(1.0)	$(0.1)	$0.9
Foreign currency forward contracts – net investment hedges	(9.7)	–	(9.7)	26.4	36.1
Cross currency swaps – net investment hedges	–	–	–	9.0	9.0
Total	$(10.7)	$–	$(10.7)	$35.3	$46.0

Estimated amount of net losses on cash flow hedges recorded in AOCI at December 31, 2013 expected to be recognized in income over the next 12 months is $0.2 million.

NOTE 11 — OTHER LIABILITIES

The following table presents components of other liabilities:

Other Liabilities (dollars in millions)
	December 31, 2013	December 31, 2012
Equipment maintenance reserves	$904.2	$850.0
Accrued expenses and accounts payable	478.1	554.0
Accrued interest payable	247.1	235.3
Security and other deposits	227.4	231.6
Current taxes payable and deferred taxes	179.8	185.5
Valuation adjustment relating to aerospace commitments (1)	137.5	188.1
Other (2)	403.3	425.4
Total other liabilities	$2,577.4	$2,669.9

(1)	In conjunction with FSA, a liability was recorded to reflect the current fair value of aircraft purchase commitments outstanding at the time. When the aircraft are purchased, the cost basis of the assets is reduced by the associated liability.
(2)	Other liabilities consist of other taxes, property tax reserves and other miscellaneous liabilities.
33

NOTE 12 — FAIR VALUE

Fair Value Hierarchy

The Company is required to report fair value measurements for specified classes of assets and liabilities. See Note 1 — “Business and Summary of Significant Accounting Policies” for fair value measurement policy.

The Company characterizes inputs in the determination of fair value according to the fair value hierarchy. The fair value of the Company’s assets and liabilities where the measurement objective specifically requires the use of fair value are set forth in the tables below:

Assets and Liabilities Measured at Fair Value on a Recurring Basis (dollars in millions)

	Total	Level 1	Level 2	Level 3
December 31, 2013
Assets
Debt Securities AFS	$1,487.8	$675.9	$811.9	$–
Equity Securities AFS	13.7	13.7	–	–
Trading assets at fair value – derivatives	37.4	–	37.4	–
Derivative counterparty assets at fair value	12.9	–	12.9	–
Total	$1,551.8	$689.6	$862.2	$–
Liabilities
Trading liabilities at fair value – derivatives	$(86.9)	$–	$(77.2)	$(9.7)
Derivative counterparty liabilities at fair value	(24.1)	–	(24.1)	–
Total	$(111.0)	$–	$(101.3)	$(9.7)
December 31, 2012
Assets
Debt Securities AFS(1)	$767.6	$767.6	$–	$–
Equity Securities AFS	14.3	14.3	–	–
Trading assets at fair value – derivatives	8.4	–	8.4	–
Derivative counterparty assets at fair value	1.9	–	1.9	–
Total	$792.2	$781.9	$10.3	$–
Liabilities
Trading liabilities at fair value – derivatives	$(81.9)	$–	$(76.1)	$(5.8)
Derivative counterparty liabilities at fair value	(38.5)	–	(38.5)	–
Total	$(120.4)	$–	$(114.6)	$(5.8)

(1) Debt securities AFS fair value hierarchy at December 31, 2012 has been conformed to the current presentation.

The following table presents financial instruments for which a non-recurring change in fair value has been recorded:

Assets Measured at Fair Value on a Non-recurring Basis (dollars in millions)

		Fair Value Measurements at Reporting Date Using:
	Total	Level 1	Level 2	Level 3	Total Gains and (Losses)
Assets
December 31, 2013
Assets Held for Sale	$731.1	$–	$–	$731.1	$(59.4)
Impaired loans	18.5	–	–	18.5	(1.6)
Total	$749.6	$–	$–	$749.6	$(61.0)
December 31, 2012
Assets Held for Sale	$295.2	$–	$–	$295.2	$(106.7)
Impaired loans	61.0	–	–	61.0	(40.9)
Total	$356.2	$–	$–	$356.2	$(147.6)

Loans are transferred from HFI to AHFS at the lower of cost or fair value. At the time of transfer, a write-down of the loan is recorded as a charge-off, if applicable. Once classified as AHFS, the amount by which the carrying value exceeds fair value is recorded as a valuation allowance.

Impaired finance receivables (including loans or capital leases) of $500 thousand or greater that are placed on non-accrual status are subject to periodic individual review in conjunction with the Company’s ongoing problem loan management

34

(PLM) function. Impairment occurs when, based on current information and events, it is probable that CIT will be unable to collect all amounts due according to contractual terms of the agreement. Impairment is measured as the shortfall between estimated value and recorded investment in the finance receivable, with the estimated value determined using fair value of collateral and other cash flows if the finance receivable is collateralized, or the present value of expected future cash flows discounted at the contract’s effective interest rate.

Level 3 Gains and Losses

Changes in Fair Value of Level 3 Financial Assets and Liabilities Measured on a Recurring Basis (dollars in millions)

	Total	Derivatives
December 31, 2011	$–	$–
Gains or losses realized/unrealized
Included in Other Income(1)	(5.8)	(5.8)
December 31, 2012	(5.8)	(5.8)
Gains or losses realized/unrealized
Included in Other Income(1)	(3.9)	(3.9)
December 31, 2013	$(9.7)	$(9.7)

(1) Valuation of the derivative related to the GSI facilities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying and estimated fair values of financial instruments presented below exclude leases and certain other assets and liabilities, which are not required for disclosure. Assumptions used in valuing financial instruments at December 31, 2013 are disclosed below.

Financial Instruments (dollars in millions)

	December 31, 2013		December 31, 2012
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets
Trading assets at fair value – derivatives	$37.4	$37.4	$8.4	$8.4
Derivative counterparty assets at fair value	12.9	12.9	1.9	1.9
Assets held for sale (excluding leases)	415.2	416.4	56.8	60.4
Loans (excluding leases)	12,619.4	12,681.6	12,237.4	12,183.3
Investment Securities	2,630.7	2,629.2	1,065.5	1,068.3
Other assets subject to fair value disclosure and unsecured counterparty receivables(1)	586.5	586.5	691.6	691.6
Liabilities
Deposits(2)	$(12,565.0)	$(12,751.9)	$(9,721.8)	$(9,931.8)
Trading liabilities at fair value – derivatives	(86.9)	(86.9)	(81.9)	(81.9)
Derivative counterparty liabilities at fair value	(24.1)	(24.1)	(38.5)	(38.5)
Long-term borrowings(2)	(18,693.1)	(19,340.8)	(18,528.8)	(19,556.2)
Other liabilities subject to fair value disclosure(3)	(1,919.1)	(1,919.1)	(1,936.9)	(1,936.9)
(1)	Other assets subject to fair value disclosure primarily include accrued interest receivable and miscellaneous receivables. These assets have carrying values that approximate fair value generally due to the short-term nature and are classified as Level 3. The unsecured counterparty receivables primarily consist of amounts owed to CIT from GSI for debt discount, return of collateral posted to GSI and settlements resulting from market value changes to asset-backed securities underlying the GSI Facilities.
(2)	Deposits and long-term borrowings include accrued interest, which is included in “Other liabilities” in the Balance Sheet.
(3)	Other liabilities subject to fair value disclosure include accounts payable, accrued liabilities, customer security and maintenance deposits and miscellaneous liabilities. The fair value of these approximates carrying value and use Level 3 inputs.

Assumptions used in 2013 to value financial instruments are set forth below:

Derivatives – The estimated fair values of derivatives were calculated internally using observable market data and represent the net amount receivable or payable to terminate, taking into account current market rates, which represent Level 2 inputs, except for the TRS derivative that utilized Level 3 inputs. See Note 10 — Derivative Financial Instruments for notional principal amounts and fair values.

Investment Securities – Debt and equity securities classified as AFS are carried at fair value, as determined either by Level 1 or Level 2 inputs. Debt securities classified as AFS included investments in U.S. Treasury (Level 1) and federal government agency securities and were valued using Level 2 inputs, primarily quoted prices for similar securities. Certain equity securities classified as AFS were valued using Level 1 inputs, primarily quoted prices in active markets, while other equity

35

securities used Level 2 inputs, due to being less frequently traded or having limited quoted market prices. Debt securities classified as HTM are securities that the Company has both the ability and the intent to hold until maturity and are carried at amortized cost and periodically assessed for OTTI, with the cost basis reduced when impairment is deemed to be other-than-temporary. Non-marketable equity investments are generally recorded under the cost or equity method of accounting and are periodically assessed for OTTI, with the net asset values reduced when impairment is deemed to be other-than-temporary. For investments in limited equity partnership interests, we use the net asset value provided by the fund manager as an appropriate measure of fair value.

Assets held for sale – Assets held for sale are recorded at lower of cost or fair value on the balance sheet. Most of the assets are subject to a binding contract, current letter of intent or other third-party valuation, which are Level 3 inputs. For the remaining assets, the fair value is generally determined using internally generated valuations or discounted cash flow analysis, which are considered Level 3 inputs. Commercial loans are generally valued individually, while small-ticket commercial loans are valued on an aggregate portfolio basis.

Loans – Since there is no liquid secondary market for most loans in the Company’s portfolio, the fair value is estimated based on discounted cash flow analyses which use Level 3 inputs. In addition to the characteristics of the underlying contracts, key inputs to the analysis include interest rates, prepayment rates, and credit spreads. For the commercial loan portfolio, the market based credit spread inputs are derived from instruments with comparable credit risk characteristics obtained from independent third party vendors. As these Level 3 unobservable inputs are specific to individual loans/collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of the loans. The fair value of loans at December 31, 2013 was $12.7 billion, which is 100.5% of carrying value.

Impaired Loans – The value of impaired loans is estimated using the fair value of collateral (on an orderly liquidation basis) if the loan is collateralized, or the present value of expected cash flows utilizing the current market rate for such loan. As these Level 3 unobservable inputs are specific to individual loans / collateral types, management does not believe that sensitivity analysis of individual inputs is meaningful, but rather that sensitivity is more meaningfully assessed through the evaluation of aggregate carrying values of impaired loans relative to contractual amounts owed (unpaid principal balance or “UPB”) from customers. As of December 31, 2013, the UPB related to impaired loans, including loans for which the Company is applying the income recognition and disclosure guidance in ASC 310-30 (Loans and Debt Securities Acquired with Deteriorated Credit Quality), totaled $370.1 million. Including related allowances, these loans are carried at $259.9 million, or 70% of UPB. Of these amounts, $204.1 million and $168.1 million of UPB and carrying value relate to loans with no specific allowance. The difference between UPB and carrying value reflects cumulative charge-offs on accounts remaining in process of collection, FSA discounts and allowances. See Note 3 — Loans for more information.

Deposits – The fair value of deposits was estimated based upon a present value discounted cash flow analysis. Discount rates used in the present value calculation are based on the Company’s average current deposit rates for similar terms, which are Level 3 inputs.

Long-term borrowings – Unsecured borrowings of approximately $12.6 billion par value at December 31, 2013, were valued based on quoted market prices, which are Level 1 inputs. Approximately $2.4 billion par value of the secured borrowings at December 31, 2013 utilized market inputs to estimate fair value, which are Level 2 inputs. Where market estimates were not available for approximately $3.6 billion par value at December 31, 2013, values were estimated using a discounted cash flow analysis with a discount rate approximating current market rates for issuances by CIT of similar term debt, which are Level 3 inputs.

NOTE 13 — STOCKHOLDERS’ EQUITY

A roll forward of common stock activity is presented in the following table.

Number of Shares of Common Stock

	Issued	Less Treasury	Outstanding
Common Stock – December 31, 2011	200,980,752	(320,438)	200,660,314
Restricted/performance shares issued	272,702	–	272,702
Shares held to cover taxes on vesting restricted shares and other	–	(93,823)	(93,823)
Employee stock purchase plan participation	29,609	–	29,609
Common Stock – December 31, 2012	201,283,063	(414,261)	200,868,802
Restricted stock issued	873,842	–	873,842
Repurchase of common stock	–	(4,006,941)	(4,006,941)
Shares held to cover taxes on vesting restricted shares and other	–	(357,442)	(357,442)
Employee stock purchase plan participation	25,490	–	25,490
Common Stock – December 31, 2013	202,182,395	(4,778,644)	197,403,751

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We declared and paid a $0.10 cash dividend on our common stock during the 2013 fourth quarter. No other dividends were declared or paid in 2013 or 2012.

Accumulated Other Comprehensive Income/(Loss)

Total comprehensive income was $679.8 million for the year ended December 31, 2013, versus comprehensive losses of $587.4 million and $66.7 million for the years ended December 31, 2012 and 2011, respectively, including accumulated other comprehensive loss of $73.6 million and $77.7 million at December 2013 and 2012, respectively.

The following table details the components of Accumulated Other Comprehensive Loss, net of tax:

Components of Accumulated Other Comprehensive Income (Loss) (dollars in millions)

	December 31, 2013			December 31, 2012
	Gross Unrealized	Income Taxes	Net Unrealized	Gross Unrealized	Income Taxes	Net Unrealized
Changes in benefit plan net gain/(loss) and prior service (cost)/credit	$(24.3)	$0.2	$(24.1)	$(43.5)	$0.4	$(43.1)
Foreign currency translation adjustments	(49.4)	–	(49.4)	(36.6)	–	(36.6)
Changes in fair values of derivatives qualifying as cash flow hedges	(0.2)	–	(0.2)	(0.1)	–	(0.1)
Unrealized net gains (losses) on available for sale securities	0.2	(0.1)	0.1	3.5	(1.4)	2.1
Total accumulated other comprehensive loss	$(73.7)	$0.1	$(73.6)	$(76.7)	$(1.0)	$(77.7)

The following table details the changes in the components of Accumulated Other Comprehensive Income (Loss).

	Changes in benefit plan net gain (loss) and prior service (cost) credit	Foreign currency translation adjustments	Unrealized net gains (losses) on available for sale securities	Changes in fair values of derivatives qualifying as cash flow hedges	Total accumulated other comprehensive income (loss) (“AOCI”)
Balance as of December 31, 2011	$(54.8)	$(28.2)	$1.1	$(0.7)	$(82.6)
AOCI activity before reclassifications	10.3	(16.8)	1.0	1.7	(3.8)
Amounts reclassed from AOCI	1.4	8.4	–	(1.1)	8.7
Net current period AOCI	11.7	(8.4)	1.0	0.6	4.9
Balance as of December 31, 2012	$(43.1)	$(36.6)	$2.1	$(0.1)	$(77.7)
AOCI activity before reclassifications	19.2	(21.2)	(2.8)	0.6	(4.2)
Amounts reclassed from AOCI	(0.2)	8.4	0.8	(0.7)	8.3
Net current period AOCI	19.0	(12.8)	(2.0)	(0.1)	4.1
Balance as of December 31, 2013	$(24.1)	$(49.4)	$0.1	$(0.2)	$(73.6)

Other Comprehensive Income/(Loss)

The amounts included in the Statement of Comprehensive Income (Loss) are net of income taxes. The income taxes associated with changes in benefit plans net gain/(loss) and prior service (cost)/credit totaled $(0.2) million for 2013 and $0.2 million for 2012 and was not significant in 2011. The income taxes associated with changes in fair values of derivatives qualifying as cash flow hedges were not significant for 2013, 2012 and 2011. The change in income taxes associated with net unrealized gains on available for sale securities totaled $1.3 million for 2013 and $(1.0) million for 2012 and 2011.The changes in benefit plans net gain/(loss) and prior service (cost)/credit reclassification adjustments impacting net income was $(0.2) million for 2013 and $1.4 million for 2012. These amounts were insignificant in 2011. The reclassification adjustments for unrealized gains (losses) on investments recognized through income were $0.8 million for 2013 and were not significant for 2012 and 2011.

The Company has operations in Canada, Europe and other countries. The functional currency for foreign operations is generally the local currency. The value of assets and liabilities of these operations is translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expense items are translated at the average exchange rates during the year. The resulting foreign currency translation gains and losses, as well as offsetting gains and losses on hedges of net investments in foreign operations, are reflected in AOCI. Transaction gains and losses resulting from exchange rate changes on transactions denominated in currencies other than the functional currency are included in earnings.

37

	Years Ended December 31,
	2013			2012
	Gross Amount	Tax	Net Amount	Gross Amount	Tax	Net Amount
Changes in benefit plan net gain/(loss) and prior service (cost)/credit
Gains (Losses)	$(0.2)	$–	$(0.2)	$1.3	$0.1	$1.4
Foreign currency translation adjustments
Gains (Losses)	8.4	–	8.4	8.4	–	8.4
Net unrealized gains (losses) on available for sale securities
Gains (Losses)	1.3	(0.5)	0.8	–	–	–
Changes in fair value of derivatives qualifying as cash flow hedges
Gains (Losses)	(0.7)	–	(0.7)	(1.1)	–	(1.1)
Total Reclassifications out of AOCI	$8.8	$(0.5)	$8.3	$8.6	$0.1	$8.7

NOTE 14 — REGULATORY CAPITAL

The Company and the Bank are each subject to various regulatory capital requirements administered by the Federal Reserve Bank (“FRB”) and the Federal Deposit Insurance Corporation (“FDIC”).

Quantitative measures established by regulation to ensure capital adequacy require that the Company and the Bank each maintain minimum amounts and ratios of Total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets, subject to any agreement with regulators to maintain higher capital levels.

The calculation of the Company’s regulatory capital ratios are subject to review and consultation with the FRB, which may result in refinements to amounts reported at December 31, 2013.

Tier 1 Capital and Total Capital Components (dollars in millions)

	CIT		CIT Bank
Tier 1 Capital	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Total stockholders’ equity	$8,838.8	$8,334.8	$2,596.6	$2,437.4
Effect of certain items in accumulated other comprehensive loss excluded from Tier 1 Capital	24.2	41.1	–	(0.4)
Adjusted total equity	8,863.0	8,375.9	2,596.6	2,437.0
Less: Goodwill(1)	(338.3)	(345.9)	–	–
Disallowed intangible assets(1)	(20.3)	(32.7)	–	–
Investment in certain subsidiaries	(32.3)	(34.4)	–	–
Other Tier 1 components(2)	(32.6)	(68.0)	–	(14.3)
Tier 1 Capital	8,439.5	7,894.9	2,596.6	2,422.7
Tier 2 Capital
Qualifying allowance for credit losses and other reserves(3)	383.9	402.6	193.6	141.2
Less: Investment in certain subsidiaries	(32.3)	(34.4)	–	–
Other Tier 2 components(4)	0.1	0.5	–	0.3
Total qualifying capital	$8,791.2	$8,263.6	$2,790.2	$2,564.2
Risk-weighted assets	$50,571.2	$48,616.9	$15,451.9	$11,288.3
Total Capital (to risk-weighted assets):
Actual	17.4%	17.0%	18.1%	22.7%
Required Ratio for Capital Adequacy Purposes to be well capitalized	10.0%	13.0%(5)	10.0%	10.0%
Tier 1 Capital (to risk-weighted assets):
Actual	16.7%	16.2%	16.8%	21.5%
Required Ratio for Capital Adequacy Purposes to be well capitalized	6.0%	6.0%	6.0%	6.0%
Tier 1 Leverage Ratio:
Actual	18.1%	18.3%	16.9%	20.2%
Required Ratio for Capital Adequacy Purposes	4.0%	4.0%	5.0%(6)	5.0%(6)
(1)	Goodwill and disallowed intangible assets adjustments also reflect the portion included within assets held for sale.
(2)	Includes the portion of net deferred tax assets that does not qualify for inclusion in Tier 1 capital based on the capital guidelines, the Tier 1 capital charge for nonfinancial equity investments and the Tier 1 capital deduction for net unrealized losses on available-for-sale marketable securities (net of tax).
(3)	“Other reserves” represents additional credit loss reserves for unfunded lending commitments, letters of credit, and deferred purchase agreements, all of which are recorded in Other Liabilities.
(4)	Banking organizations are permitted to include in Tier 2 Capital up to 45% of net unrealized pretax gains on available-for-sale equity securities with readily determinable fair values.
(5)	The Company previously had committed to maintaining the capital ratio above regulatory minimum levels.
(6)	Required ratio for capital adequacy purposes to be well capitalized.
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NOTE 15 — EARNINGS PER SHARE

The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented below:

Earnings Per Share (dollars in millions, except per share amounts; shares in thousands)	Years Ended December 31,
	2013	2012	2011
Earnings / (Loss)

Net income (loss) from continuing operations	$644.4	$(535.8)	$83.9
Net Income (loss) from discontinued operation	31.3	(56.5)	(69.1)
Net income (loss)	$675.7	$(592.3)	$14.8

Weighted Average Common Shares Outstanding
Basic shares outstanding	200,503	200,887	200,678
Stock-based awards(1)	1,192	-	137
Diluted shares outstanding	201,695	200,887	200,815

Basic Earnings Per common share data
Income (loss) from continuing operations	$3.21	$(2.67)	$0.42
Income (loss) from discontinued operation	0.16	(0.28)	(0.35)
Basic income (loss) per common share	$3.37	$(2.95)	$0.07
Diluted Earnings Per common share data
Income (loss) from continuing operations	$3.19	(2.67)	0.42
Income (loss) from discontinued operation	0.16	(0.28)	(0.35)
Diluted income (loss) per common share	$3.35	$(2.95)	$0.07
(1)	Represents the incremental shares from in-the-money non-qualified restricted stock awards, performance shares, and stock options. Weighted average options and restricted shares that were out-of-the money were excluded from diluted earnings per share and totaled 0.9 million, 1.5 million, and 0.9 million, for the December 31, 2013, 2012 and 2011 periods, respectively. Additionally, in 2013 there were approximately 0.2 million performance shares that were out of the money and also excluded from diluted earnings per share.

NOTE 16 — NON-INTEREST INCOME

The following table sets forth the components of non-interest income:

	Years Ended December 31,
	2013	2012	2011
Rental income on operating leases	$1,897.4	$1,900.8	$1,785.6
Other Income:
Gains on sales of leasing equipment	$130.5	$117.6	$148.4
Factoring commissions	122.3	126.5	132.5
Fee revenues	101.5	86.1	97.3
Gains on loan and portfolio sales	48.8	162.3	290.8
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	21.9	54.3	124.1
Counterparty receivable accretion	8.6	88.7	101.4
Gain on investments	8.2	40.2	45.7
Gains (losses) on derivatives and foreign currency exchange	1.0	(5.7)	(5.2)
Impairment on assets held for sale	(124.0)	(115.1)	(89.0)
Other revenues	62.5	59.8	108.2
Total other income	381.3	614.7	954.2
Total non-interest income	$2,278.7	$2,515.5	$2,739.8

NOTE 17 — OTHER EXPENSES

The following table sets forth the components of other expenses:

Other Expenses (dollars in millions)
	Years Ended December 31,
	2013	2012	2011
Depreciation on operating lease equipment	$540.6	$513.2	$538.6
Maintenance and other operating lease expenses	163.1	139.4	157.8
Operating expenses:
Compensation and benefits	535.4	537.1	490.5
Technology	83.3	81.6	75.1
Professional fees	69.1	63.8	120.0
Provision for severance and facilities exiting activities	36.9	22.7	13.1
Net occupancy expense	35.3	36.1	38.7
Advertising and marketing	25.2	36.5	10.5
Other expenses(1)	185.0	116.2	112.8
Total operating expenses	970.2	894.0	860.7
Loss on debt extinguishments	–	61.2	134.8
Total other expenses	$1,673.9	$1,607.8	$1,691.9
(1)	Includes $50 million related to a tax settlement agreement with Tyco International Ltd.
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NOTE 18 — INCOME TAXES

The following table presents the U.S. and non-U.S. components of income (loss) before provision for income taxes:

Income (Loss) Before Provision for Income Taxes (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
U.S.	$374.2	$(1,004.3)	$(593.0)
Non-U.S.	360.0	588.9	838.9
Income (loss) before provision for income taxes	$734.2	$(415.4)	$245.9

The provision for income taxes is comprised of the following:

Provision for Income Taxes (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Current federal income tax provision	$0.1	$1.5	$1.1
Deferred federal income tax provision	18.9	9.5	18.6
Total federal income tax provision	19.0	11.0	19.7
Current state and local income tax provision	6.0	16.1	10.8
Deferred state and local income tax provision (benefit)	1.0	(2.1)	1.0
Total state and local income tax provision	7.0	14.0	11.8
Total foreign income tax provision	66.5	108.8	127.1
Total provision for income taxes	$92.5	$133.8	$158.6
Continuing operations	$83.9	$116.7	$157.0
Discontinued operation	8.6	17.1	1.6
Total provision for income taxes	$92.5	$133.8	$158.6

A reconciliation from the U.S. Federal statutory rate to the Company’s actual effective income tax rate is as follows:

Percentage of Pretax Income Years Ended December 31 (dollars in millions)

	Effective Tax Rate
	2013				2012			2011
	Pretax Income	Income tax expense (benefit)		Percent of pretax income	Pretax (loss)	Income tax expense (benefit)	Percent of pretax (loss)	Pretax income (loss)	Income tax expense (benefit)	Percent of pretax income (loss)
Continuing Operations
Federal income tax rate	$734.2	$256.9		35.0%	$(415.4)	$(145.3)	35.0%	$245.9	$86.0	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		6.2		0.8		13.5	(3.2)		10.2	4.1
Lower tax rates applicable to non-U.S. earnings		(97.1)		(13.2)		(152.9)	36.8		(177.4)	(72.2)
Foreign income subject to U.S. tax		55.7		7.6		322.5	(77.7)		306.9	124.9
Unrecognized tax benefits		0.3		-		(227.8)	54.9		101.3	41.2
Deferred income taxes on foreign unremitted earnings		(24.7)		(3.4)		112.0	(27.0)		86.3	35.1
Valuation allowances		(100.6)		(13.7)		211.4	(50.9)		(225.5)	(91.7)
International tax settlements		(11.2)		(1.5)		–	–		-	-
Other		(1.6)		(0.2)		(16.7)	4.0		(30.8)	(12.5)
Effective Tax Rate – Continuing Operations		$83.9		11.4%		$116.7	(28.1)%		$157.0	63.9%
Discontinued Operation:
Federal income tax rate	$39.9	$14.	0	35.0%	$(39.4)	$(13.7)	35.0%	$(67.5)	$(23.6)	35.0%
Increase (decrease) due to:
State and local income taxes, net of federal income tax benefit		0.7		1.7		0.5	(1.4)		1.6	(2.3)
Lower tax rates applicable to non-U.S. earnings		15.3		38.5		11.9	(30.3)		-	-
Foreign income subject to U.S. tax		(17.9)		(44.9)		(17.4)	44.1		-	-
Valuation Allowances		(3.5)		(8.8)		35.8	(91.1)		23.6	(35.0)
Effective Tax Rate – Discontinued Operation		8.6		21.5%		17.1	(43.7)%		1.6	(2.3)%
Total Effective Tax Rate		$ 92.5		11.9%		$133.8	(29.4)%		$158.6	89.0%

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The tax effects of temporary differences that give rise to deferred income tax assets and liabilities are presented below:

Components of Deferred Income Tax Assets and Liabilities (dollars in millions)

	December 31,
	2013	2012
Deferred Tax Assets:
Net operating loss (NOL) carry forwards	$2,694.7	$2,552.9
Loans and direct financing leases	166.4	232.7
Provision for credit losses	147.9	153.4
Accrued liabilities and reserves	97.2	116.8
FSA adjustments – aircraft and rail contracts	52.8	73.6
Other	114.0	176.2
Total gross deferred tax assets	3,273.0	3,305.6
Deferred Tax Liabilities:
Operating leases	(1,549.3)	(1,317.6)
Foreign unremitted earnings	(168.5)	(198.4)
Debt	(97.7)	(115.7)
Goodwill and intangibles	(47.3)	(32.8)
Other	(71.4)	(152.8)
Total deferred tax liabilities	(1,934.2)	(1,817.3)
Total net deferred tax asset before valuation allowances	1,338.8	1,488.3
Less: Valuation allowances	(1,495.3)	(1,578.9)
Net deferred tax liability after valuation allowances	$(156.5)	$(90.6)

2009 Bankruptcy

CIT filed prepackaged voluntary petitions for bankruptcy for relief under the U.S. bankruptcy Code on November 1, 2009 and emerged from bankruptcy on December 10, 2009. As a consequence of the bankruptcy, CIT realized cancellation of indebtedness income (“CODI”). The Internal Revenue Service Code generally requires CODI to be recognized and included in taxable income. However, if CODI is realized pursuant to a confirmed plan of reorganization, then CODI is not recognized in taxable income but instead reduces certain favorable tax attributes. CIT tax attribute reductions included a reduction to the Company’s federal net operating loss carry-forwards (“NOLs”) of approximately $5.1 billion and the tax bases in its assets of $2.6 billion. In 2009, the Company established a deferred tax liability of $3.1 billion to account for the future tax effects of the CODI adjustments. This deferred tax liability was applied as a reduction to our domestic net deferred tax assets at the beginning of 2010.

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CIT’s reorganization in 2009 constituted an ownership change under Section 382 of the Code, which placed an annual dollar limit on the use of the remaining pre-bankruptcy NOLs. Under the relief provision elected by the Company, Sec. 382(l)(6), the NOLs that the Company may use annually is limited to the product of a prescribed rate of return applied against the value of equity immediately after any ownership change. Based on an equity value determined by the Company’s opening stock price on December 10, 2009, the Company’s estimated usage of pre-bankruptcy NOLs will be limited to $230 million per annum. NOLs arising in post-emergence years are not subject to this limitation absent another ownership change as defined by the Internal Revenue Service (IRS) for U.S. tax purposes.

Net Operating Loss Carry-forwards

As of December 31, 2013, CIT has deferred tax assets totaling $2.7 billion on its global NOLs. This includes a deferred tax asset of: (1) $1.8 billion relating to its cumulative U.S. Federal NOLs of $5.2 billion, after the CODI reduction described in the paragraph above; (2) $453 million relating to cumulative state NOLs of $9.6 billion, and (3) $408 million relating to cumulative foreign NOLs of $3.0 billion.

Of the $5.2 billion U.S. Federal NOLs, approximately $2.6 billion relates to the pre-emergence period which is subject to the Sec. 382 limitation discussed above. Domestic taxable income was essentially break-even for the current year, primarily due to one-time items in the fourth quarter, such as the Tyco tax agreement settlement, and the realization of tax losses from the sale of certain loan portfolios. The net increase in the U.S. Federal NOLs from the prior year balance of $4.9 billion is primarily attributable to ongoing audit adjustments related to prior years as well as certain adjustments related to the finalization of the 2012 tax return filed during 2013. The U.S. Federal NOL’s will expire beginning in 2027 through 2033. $308 million of state NOLs will expire in 2014, and certain of the foreign NOLs will expire over various periods, with an insignificant amount expiring in 2014.

The Company has not recognized any tax benefit on its prior year domestic losses and certain prior year foreign losses due to uncertainties related to its ability to realize its net deferred tax assets in the future. Due to the future uncertainties, combined with the recent three years of cumulative losses by certain domestic and foreign reporting entities, the Company has concluded that it does not currently meet the criteria to recognize its net deferred tax assets, inclusive of the deferred tax assets related to NOLs in these entities. Accordingly, the Company maintained valuation allowances of $1.5 billion and $1.6 billion against their net deferred tax assets at December 31, 2013 and 2012, respectively. Of the $1.5 billion valuation allowance at December 31, 2013, approximately $1.3 billion relates to domestic reporting entities and $211 million relates to the foreign reporting entities.

Management’s decision to maintain the valuation allowances on certain reporting entities’ net deferred tax assets requires significant judgment and an analysis of all the positive and negative evidence regarding the likelihood that these future benefits will be realized. The most recent three years of cumulative losses, adjusted for any non-recurring items, was considered a significant negative factor supporting the need for a valuation allowance. At the point when any of these reporting entities transition into a cumulative three year income position, Management will consider this profitability measure along with other facts and circumstances in determining whether to release any of the valuation allowances. The other facts and circumstances that are considered in evaluating the need for or release of a valuation allowance include sustained profitability, both historical and forecast, tax planning strategies, and the carry-forward periods for the NOLs.

While certain foreign and domestic entities with net operating loss carry-forwards have been profitable, the Company continues to record a full valuation allowance on these entities’ net deferred tax assets due to their history of losses. Given the continued improvement in earnings in certain foreign and domestic reporting entities, which is one factor considered in the evaluation process, it is possible that the valuation allowance for those entities may be reduced if these trends continue and other factors do not outweigh this positive evidence.

At the point a determination is made that it is “more likely than not” that a reporting entity generates sufficient future taxable income to realize its respective net deferred tax assets, the Company will reduce the entity’s respective valuation allowance (in full or in part), resulting in an income tax benefit in the period such a determination is made. Subsequently, the provision for income taxes will be provided for future earnings; however, there will be a minimal impact on cash taxes paid for until the NOL carry-forward is fully utilized.

Indefinite Reinvestment Assertion

In 2011, management decided to no longer assert its intent to indefinitely reinvest its foreign earnings, except for foreign subsidiaries in select jurisdictions. This decision was driven by events during the course of the year that culminated in Management’s conclusion that it may need to repatriate foreign earnings to address certain long-term investment and funding strategies.

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As of December 31, 2013, Management continues to maintain the position with regards to its assertion. During 2013, the Company reduced its deferred tax liabilities for foreign withholding taxes by $10.2 million and the domestic deferred income tax liabilities by $19.6 million. As of December 31, 2013, the Company has recorded $1.4 million for foreign withholding taxes and $167.1 million for domestic deferred income tax liabilities which represents the Company’s best estimate of the tax cost associated with the potential future repatriation of undistributed earnings of its foreign subsidiaries. The $167.1 million of cumulative deferred income taxes were offset by a corresponding adjustment to the domestic valuation allowance resulting in no impact to the income tax provision.

Liabilities for Unrecognized Tax Benefits

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Unrecognized Tax Benefits (dollars in millions)

	Liabilities for Unrecognized Tax Benefits	Interest /Penalties	Grand Total
Balance at December 31, 2012	$317.8	$12.6	$330.4
Additions for tax positions related to current year	1.4	0.2	1.6
Additions for tax positions related to prior years	2.0	0.8	2.8
Settlements and payments	(0.5)	–	(0.5)
Expiration of statutes of limitations	(0.8)	–	(0.8)
Foreign currency revaluation	0.2	(0.3)	(0.1)
Balance at December 31, 2013	$320.1	$13.3	$333.4

During the year ended December 31, 2013, the Company recorded a $3.0 million income tax expense on uncertain tax positions, including interest, penalties, and net of a $0.1 million decrease attributable to foreign currency revaluation. The majority of the current year additions relate to prior-year uncertain tax positions. As required by ASC 740, Income Taxes, the deferred tax assets shown in the deferred tax asset and liability table above do not include any benefits associated with these uncertain tax positions.

During the year ended December 31, 2013, the Company recognized a $0.7 million income tax expense relating to interest and penalties on its uncertain tax positions, net of a $0.3 million decrease attributable to foreign currency translation. As of December 31, 2013, the accrued liability for interest and penalties is $13.3 million. The Company recognizes accrued interest and penalties on unrecognized tax benefits in income tax expense.

The entire $320.1 million of unrecognized tax benefits at December 31, 2013 would lower the Company’s effective tax rate, if realized, absent a corresponding adjustment of the Company’s valuation allowance for net deferred tax assets. The Company believes that the total unrecognized tax benefits may decrease, in the range of $0 to $5 million, due to the settlements of audits and the expiration of various statutes of limitations prior to December 31, 2014.

Income Tax Audits

On April 3, 2012, the Company and Internal Revenue Service (IRS) concluded the audit examination of the Company’s U.S. federal income tax returns for the taxable years ended December 31, 2005 through December 31, 2007. The audit settlement resulted in the imposition of a $1.4 million alternative minimum tax that can be used in the future as a credit to offset the Company’s regular tax liability. In 2012, the IRS commenced its audit examination of the Company’s U.S. Federal income tax returns for the taxable years ending December 31, 2008 through December 31, 2010. The IRS is currently targeting completing the examination during 2014.

The Company and its subsidiaries are under examination in various states, provinces and countries for years ranging from 2005 through 2011. Management does not anticipate that these examination results will have any material financial impact.

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NOTE 19 — RETIREMENT, POSTRETIREMENT AND OTHER BENEFIT PLANS

CIT provides various benefit programs, including defined benefit retirement and postretirement plans, and defined contribution savings incentive plans. A summary of major plans is provided below.

Retirement and Postretirement Benefit Plans

Retirement Benefits

CIT has both funded and unfunded noncontributory defined benefit pension plans covering certain U.S. and non-U.S. employees, each of which is designed in accordance with practices and regulations in the related countries. Retirement benefits under defined benefit pension plans are based on an employee’s age, years of service and qualifying compensation.

The Company’s largest plan is the CIT Group Inc. Retirement Plan (the “Plan”), which accounts for 73.4% of the Company’s total pension projected benefit obligation at December 31, 2013.

The Company also maintains a U.S. noncontributory supplemental retirement plan, the CIT Group Inc. Supplemental Retirement Plan (the “Supplemental Plan”), for participants whose benefit in the Plan is subject to Internal Revenue Code limitations, and an executive retirement plan, which has been closed to new members since 2006. In aggregate, these two plans account for 18.2% of the total pension projected benefit obligation at December 31, 2013.

On October 16, 2012, the Board of Directors of the Company approved amendments to freeze the benefits earned under both the Plan and the Supplemental Plan. These actions became effective on December 31, 2012. These changes resulted in a reduction in the pension liability, a gain to AOCI and eliminated future service cost accruals. The freeze discontinued credit for services after December 31, 2012; however, accumulated balances under the cash balance formula will continue to receive periodic interest, subject to certain government limits. The interest credit was 2.47%, 2.67%, and 4.17% for the years ended December 31, 2013, 2012, and 2011, respectively. Participants under the traditional formula accrued a benefit through December 31, 2012, after which the benefit amount was frozen, and no further credits will be earned.

Employees generally become vested in both plans after completing three years of service, or upon attaining normal retirement age, as defined. Upon termination or retirement, vested participants under the “cash balance” formula have the option of receiving their benefit in a lump sum, deferring their payment to age 65 or converting their vested benefit to an annuity. Traditional formula participants can only receive an annuity upon a qualifying retirement.

During 2012, CIT offered a voluntary cash out option to Plan participants who are former employees of the Company and who had not yet started to receive monthly pension benefit payments. The payments made from the Plan in 2012 as a result of this offer totaled $19.8 million.

Postretirement Benefits

CIT provides healthcare and life insurance benefits to eligible retired employees. U.S. retiree healthcare and life insurance benefits account for 46.8% and 48.4% of the total postretirement benefit obligation, respectively. For most eligible retirees, healthcare is contributory and life insurance is non-contributory. The U.S. retiree healthcare plan pays a stated percentage of most medical expenses, reduced by a deductible and any payments made by the government and other programs. The U.S. retiree healthcare benefit includes a maximum limit on CIT’s share of costs for employees who retired after January 31, 2002. All postretirement benefit plans are funded on a pay-as-you-go basis.

On October 16, 2012, the Board of Directors of the Company approved amendments that discontinue benefits under CIT’s postretirement benefit plans. These changes resulted in a gain to AOCI and will reduce future service cost accruals. CIT will no longer offer retiree medical, dental and life insurance benefits to those who did not meet the eligibility criteria for these benefits by December 31, 2013. Employees who met the eligibility requirements for retiree health insurance by December 31, 2013 will be offered retiree medical and dental coverage upon retirement. To receive retiree life insurance, employees must have met the eligibility criteria for retiree life insurance by December 31, 2013 and must have retired from CIT on or before December 31, 2013.

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Obligations and Funded Status

The following tables set forth changes in benefit obligation, plan assets, funded status and net periodic benefit cost of the retirement plans and postretirement plans:

Obligations and Funded Status (dollars in millions)

	Retirement Benefits		Post-Retirement Benefits
	2013	2012	2013	2012
Change in benefit obligation
Benefit obligation at beginning of year	$480.8	$470.3	$42.3	$50.2
Service cost(1)	0.5	14.5	0.1	0.8
Interest cost	17.8	19.9	1.6	1.9
Plan amendments, curtailments and settlements	(1.7)	(22.4)	0.6	(9.0)
Actuarial loss/(gain)	(20.1)	41.7	(2.8)	1.2
Benefits paid	(25.3)	(44.7)	(4.7)	(4.7)
Other(2)	0.4	1.5	1.7	1.9
Benefit obligation at end of year	452.4	480.8	38.8	42.3
Change in plan assets
Fair value of plan assets at beginning of period	346.3	324.6	–	–
Actual return on plan assets	16.0	41.3	–	–
Employer contributions	21.1	24.0	3.0	3.4
Plan settlements	(1.7)	(0.2)	(0.1)	(0.7)
Benefits paid	(25.3)	(44.7)	(4.7)	(4.7)
Other(2)	0.5	1.3	1.8	2.0
Fair value of plan assets at end of period	356.9	346.3	–	–
Funded status at end of year(3)(4)	$(95.5)	$(134.5)	$(38.8)	$(42.3)
(1)	The retirement benefit plan was frozen and the post-retirement benefit plan discontinued benefits effective December 31, 2012, as such, there was no service cost incurred on those plans in the year ended December 31, 2013.
(2)	Consists of any of the following: plan participants’ contributions, termination benefits, retiree drug subsidy, and currency translation adjustments.
(3)	These amounts were recognized as liabilities in the Consolidated Balance Sheet at December 31, 2013 and 2012.
(4)	Company assets of $95.7 million and $99.2 million as of December 31, 2013 and December 31, 2012, respectively, related to the non-qualified U.S. executive retirement plan obligation are not included in plan assets but related liabilities are in the benefit obligation.

During 2013, the Company entered into a buy-in/buy-out transaction in the United Kingdom with an insurance company that is expected to result in a full buy-out of the related pension plan in 2014. This contract did not meet the settlement requirements in ASC 715, Compensation – Retirement Benefits as of the year ended December 31, 2013 and resulted in an $8 million actuarial loss that is included in the net actuarial gain of $20.1 million as of December 31, 2013, as the plan’s pension liabilities were valued at their buy-in value basis. The loss of $8 million will be recognized in the Statement of Operations when the transaction meets settlement accounting requirements, which is expected in 2014.

The accumulated benefit obligation for all defined benefit pension plans was $449.8 million and $477.5 million, at December 31, 2013 and 2012, respectively. Information for those defined benefit plans with an accumulated benefit obligation in excess of plan assets is as follows:

Defined Benefit Plans with an Accumulated Benefit Obligation in Excess of Plan Assets (dollars in millions)

	December 31,
	2013	2012
Projected benefit obligation	$421.4	$458.8
Accumulated benefit obligation	418.8	455.6
Fair value of plan assets	325.9	319.0

The net periodic benefit cost and other amounts recognized in AOCI consisted of the following:

Net Periodic Benefit Costs and Other Amounts (dollars in millions)

	Retirement Benefits			Post-Retirement Benefits
	2013	2012	2011	2013	2012	2011
Service cost	$0.5	$14.5	$13.0	$0.1	$0.8	$0.9
Interest cost	17.8	19.9	22.5	1.6	1.9	2.4
Expected return on plan assets	(18.9)	(18.4)	(20.3)	–	–	–
Amortization of prior service cost	–	–	–	(0.6)	(0.3)	–
Amortization of net loss/(gain)	1.0	2.1	–	(0.2)	(0.4)	(0.2)
Settlement and curtailment (gain)/loss	0.2	(0.6)	0.9	(0.3)	–	–
Termination benefits	–	0.3	–	–	–	–
Net periodic benefit cost	0.6	17.8	16.1	0.6	2.0	3.1
Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive Income
Net (gain)/loss	(17.1)	(2.6)	58.0	(2.5)	0.6	1.6
Prior service cost (credit)	–	–	–	–	(7.7)	–
Amortization, settlement or curtailment recognition of net gain/(loss)	(1.1)	(2.2)	(0.3)	0.1	0.4	0.2
Amortization, settlement or curtailment recognition of prior service (cost)/credit	–	–	–	1.4	0.2	–
Total recognized in OCI	(18.2)	(4.8)	57.7	(1.0)	(6.5)	1.8
Total recognized in net periodic benefit cost and OCI	$(17.6)	$13.0	$73.8	$(0.4)	$(4.5)	$4.9

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The amounts recognized in AOCI during the year ended December 31, 2013 were net gains (before taxes) of $18.2 million for retirement benefits. The net retirement benefits AOCI gains were primarily driven by a reduction in benefit obligations of $17.1 million resulting from changes in assumptions. The discount rate for the U.S. pension and postretirement plans increased by 100 basis points from 3.75% at December 31, 2012 to 4.75% at December 31, 2013 and accounted for the majority of the AOCI gains arising from assumption changes.

The postretirement AOCI net gains (before taxes) of $1.0 million during the year ended December 31, 2013 were primarily driven by a 75 basis point increase in the discount rate from 3.75% at December 31, 2012 to 4.50% at December 31, 2013.

The plan changes approved on October 16, 2012 resulted in plan curtailments and amendments which reduced the liability for the affected plans as indicated in the table above. Each of the amended plans was re-measured at October 1, 2012 using a discount rate of 3.75%.

The amounts recognized in AOCI during the year ended December 31, 2012 were net gains (before taxes) of $4.8 million for retirement benefits. The net retirement benefits AOCI gains were primarily driven by a reduction in benefit obligations of $20.4 million resulting from the decision to freeze benefits under certain plans, an increase in asset values of $23.8 million due to favorable asset performance, and the settlement of obligations of approximately $8.7 million as a result of the lump sum cash out offering. These gains were largely offset by changes in assumptions, which resulted in an increase in plan obligations of approximately $48.1 million.

The postretirement AOCI net gains (before taxes) of $6.5 million during the year ended December 31, 2012 were primarily driven by the reduction in benefit obligations of $8.3 million primarily due to the discontinuation of benefits under certain plans, partially offset by the impacts of assumption changes of approximately $1.8 million.

The discount rate for the majority of the U.S. pension and postretirement plans decreased by 75 basis points from 4.50% at December 31, 2011 to 3.75% at December 31, 2012. The decrease in the discount rate assumption represents the majority of the offset to the reduction of the pension and postretirement benefit obligations driven by plan changes.

Assumptions

Discount rate assumptions used for pension and post-retirement benefit plan accounting reflect prevailing rates available on high-quality, fixed-income debt instruments with maturities that match the benefit obligation. The rate of compensation used in the actuarial model is based upon the Company’s long-term plans for any increases, taking into account both market data and historical increases.

Expected long-term rate of return assumptions on assets are based on projected asset allocation and historical and expected future returns for each asset class. Independent analysis of historical and projected asset returns, inflation, and interest rates are provided by the Company’s investment consultants and actuaries as part of the Company’s assumptions process.

The weighted average assumptions used in the measurement of benefit obligations are as follows:

Weighted Average Assumptions

	Retirement Benefits		Post-Retirement Benefits
	2013	2012	2013	2012
Discount rate	4.59%	3.80%	4.50%	3.74%
Rate of compensation increases	3.03%	3.03%	(1)	3.00%
Health care cost trend rate
Pre-65	(1)	(1)	7.40%	7.60%
Post-65	(1)	(1)	7.60%	7.80%
Ultimate health care cost trend rate	(1)	(1)	4.50%	4.50%
Year ultimate reached	(1)	(1)	2029	2029

The weighted average assumptions used to determine net periodic benefit costs for the years ended December 31, 2013 and 2012 are as follows:

Weighted Average Assumptions

	Retirement Benefits		Post-Retirement Benefits
	2013	2012	2013	2012
Discount rate	3.81%	4.30%	3.86%	4.31%
Expected long-term return on plan assets	5.57%	5.56%	(1)	(1)
Rate of compensation increases	3.03%	3.00%	3.00%	3.00%

(1) Not applicable.

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Healthcare rate trends have a significant effect on healthcare plan costs. The Company uses both external and historical data to determine healthcare rate trends. An increase (decrease) of one-percentage point in assumed healthcare rate trends would increase (decrease) the postretirement benefit obligation by $1.2 million and ($1.0 million), respectively. The service and interest cost are not material.

Plan Assets

CIT maintains a “Statement of Investment Policies and Objectives” which specifies guidelines for the investment, supervision and monitoring of pension assets in order to manage the Company’s objective of ensuring sufficient funds to finance future retirement benefits. The asset allocation policy allows assets to be invested between 15% to 35% in Equities, 35% to 65% in Fixed-Income, 15% to 25% in Global Asset Allocations, and 5% to 10% in Hedge Funds. The asset allocation follows a Liability Driven Investing (“LDI”) strategy. The objective of LDI is to allocate assets in a manner that their movement will more closely track the movement in the benefit liability. The policy provides specific guidance on asset class objectives, fund manager guidelines and identification of prohibited and restricted transactions. It is reviewed periodically by the Company’s Investment Committee and external investment consultants.

Members of the Investment Committee are appointed by the Chief Executive Officer and include the Chief Financial Officer as the committee Chairman, and other senior executives.

There were no direct investments in equity securities of CIT or its subsidiaries included in pension plan assets in any of the years presented.

Plan investments are stated at fair value. Common stock traded on security exchanges as well as mutual funds and exchange traded funds are valued at closing market prices; when no trades are reported, they are valued at the most recent bid quotation (Level 1). Investments in common/collective trusts are carried at fair value based upon net asset value (“NAV”) (Level 2). Funds that invest in alternative assets that do not have quoted market prices are valued at estimated fair value based on capital and financial statements received from fund managers (Level 3). Given the valuation of Level 3 assets is dependent upon assumptions and expectations, management, with the assistance of third party experts, periodically assesses the controls and governance employed by the investment firms that manage Level 3 assets.

The tables below set forth asset fair value measurements.

Fair Value Measurements (dollars in millions)

December 31, 2013	Level 1	Level 2	Level 3	Total Fair Value
Cash	$0.2	$–	$–	$0.2
Mutual Funds	70.4	–	–	70.4
Common Collective Trusts	–	179.3	–	179.3
Common Stock	18.1	–	–	18.1
Exchange Traded Funds	21.2	–	–	21.2
Short Term Investment Fund	–	4.1	–	4.1
Partnership	–	–	9.7	9.7
Hedge Fund	–	–	22.9	22.9
Insurance Contracts	–	–	31.0	31.0
	$109.9	$183.4	$63.6	$356.9
December 31, 2012
Cash	$0.3	$–	$–	$0.3
Mutual Funds	62.7	–	–	62.7
Common Collective Trusts	–	183.0	–	183.0
Common Stock	23.3	–	–	23.3
Exchange Traded Funds	19.6	–	–	19.6
Short Term Investment Fund	–	5.5	–	5.5
Partnership	–	–	10.5	10.5
Hedge Fund	–	–	13.9	13.9
Unitized Insurance Fund	–	27.2	–	27.2
Insurance Contracts	–	–	0.3	0.3
	$105.9	$215.7	$24.7	$346.3

Certain reclassifications were made to prior year investment classifications and fair value levels to conform to the current year presentation.

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The table below sets forth changes in the fair value of the Plan’s Level 3 assets for the year ended December 31, 2013:

Fair Value of Level 3 Assets (dollars in millions)

	Total	Partnership	Hedge Funds	Insurance Contracts
December 31, 2012	$24.7	$10.5	$13.9	$0.3
Realized and Unrealized Gains (Losses)	1.1	(0.8)	1.9	–
Purchases, sales, and settlements, net	37.8	–	7.1	30.7
December 31, 2013	$63.6	$9.7	$22.9	$31.0
Change in Unrealized Gains (Losses) for Investments still held at December 31, 2013	$1.0	$(0.8)	$1.8	$–

Contributions

The Company’s policy is to make contributions so that they exceed the minimum required by laws and regulations, are consistent with the Company’s objective of ensuring sufficient funds to finance future retirement benefits and are tax deductible. CIT currently expects to contribute $22.0 million to the U.S. Retirement Plan during 2014. For all other plans, CIT currently expects to contribute $10.0 million during 2014.

Estimated Future Benefit Payments

The following table depicts benefits projected to be paid from plan assets or from the Company’s general assets calculated using current actuarial assumptions. Actual benefit payments may differ from projected benefit payments.

Projected Benefits (dollars in millions)

For the years ended December 31,	Retirement Benefits	Gross Postretirement Benefits	Medicare Subsidy
2014	$26.3	$3.5	$0.4
2015	26.4	3.4	0.4
2016	26.3	3.3	0.4
2017	25.9	3.3	0.4
2018	26.5	3.2	0.5
2019–2023	136.1	14.1	1.2

Savings Incentive Plan

CIT has a number of defined contribution retirement plans covering certain of its U.S. and non-U.S. employees designed in accordance with conditions and practices in the respective countries. The U.S. plan, which qualifies under section 401(k) of the Internal Revenue Code, is the largest and accounts for 87% of the Company’s total defined contribution retirement expense for the year ended December 31, 2013. Generally, employees may contribute a portion of their eligible compensation, as defined, subject to regulatory limits and plan provisions, and the Company matches these contributions up to a threshold. On October 16, 2012, the Board of Directors of the Company approved plan enhancements which provide participants with additional company contributions in the plan effective January 1, 2013. The cost of these plans totaled $24.9 million, $16.9 million and $15.1 million for the years ended December 31, 2013, 2012, and 2011, respectively.

Stock-Based Compensation

In December 2009, the Company adopted the Amended and Restated CIT Group Inc. Long-Term Incentive Plan (the “LTIP”), which provides for grants of stock-based awards to employees, executive officers and directors, and replaced the Predecessor CIT Group Inc. Long-Term Incentive Plan (the “Prior Plan”). The number of shares of common stock that may be issued for all purposes under the LTIP is 10,526,316.

Compensation expense related to equity-based awards are measured and recorded in accordance with ASC 718, Stock Compensation. The fair value of equity-based and stock purchase equity awards are measured at the date of grant using a Black-Scholes option pricing model, and the fair value of restricted stock and unit awards is based on the fair market value of CIT’s common stock on the date of grant. Compensation expense is recognized over the vesting period (requisite service period), which is generally three years for stock options and restricted stock/units, under the graded vesting method, whereby each vesting tranche of the award is amortized separately as if each were a separate award. Valuation assumptions for new equity awards are established at the start of each fiscal year.

Operating expenses includes $52.5 million of compensation expense related to equity-based awards granted to employees or members of the Board of Directors for the year ended December 31, 2013, including $52.3 million related to restricted and

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retention stock and unit awards and the remaining related to stock purchases. Compensation expense related to equity-based awards included $41.9 million in 2012 and $24.8 million in 2011, respectively.

Stock Options

Stock options were not significant and no stock options were granted during 2013, 2012 and 2011.

Employee Stock Purchase Plan

In December 2010, the Company adopted the CIT Group Inc. 2011 Employee Stock Purchase Plan (the “ESPP”), which was approved by shareholders in May 2011. Eligibility for participation in the ESPP includes employees of CIT and its participating subsidiaries who are customarily employed for at least 20 hours per week, except that any employees designated as highly compensated are not eligible to participate in the ESPP. The ESPP is available to employees in the United States and to certain international employees. Under the ESPP, CIT is authorized to issue up to 2,000,000 shares of common stock to eligible employees. Eligible employees can choose to have between 1% and 10% of their base salary withheld to purchase shares quarterly, at a purchase price equal to 85% of the fair market value of CIT common stock on the last business day of the quarterly offering period. The amount of common stock that may be purchased by a participant through the ESPP is generally limited to $25,000 per year. A total of 25,490 and 29,609 shares were purchased under the plan in 2013 and 2012, respectively.

Restricted Stock / Performance Units

Under the LTIP, Restricted Stock Units (“RSUs”) are awarded at no cost to the recipient upon grant. RSUs are generally granted annually at the discretion of the Company, but may also be granted during the year to new hires or for retention or other purposes. RSUs granted to employees and restricted stock granted to members of the Board during 2013 and 2012 generally were scheduled to vest either one third per year for three years or 100% after three years. Certain vested stock awards were scheduled to remain subject to transfer restrictions through the first anniversary of the grant date for members of the Board who elected to receive stock in lieu of cash compensation for their retainer. Vested stock salary awards granted to a limited number of executives were scheduled to remain subject to transfer restrictions through the first and/or third anniversaries of the grant date. Certain RSUs granted to directors, and in limited instances to employees, are designed to settle in cash and are accounted for as “liability” awards as prescribed by ASC 718. The values of these cash-settled RSUs are re-measured at the end of each reporting period until the award is settled.

During 2013 and 2012, Performance Stock Units (“PSUs”) were awarded to certain senior executives. The awards become payable only if CIT achieves certain growth and margin targets over a three-year performance period. PSU share payouts may increase or decrease from the target grant based on performance against these pre-established performance measures, with the actual number of shares ranging from 0% to a maximum of 150% of the target grant for PSUs granted in 2013, and a maximum of 200% of the target grant for PSUs granted in 2012. Both performance measures have a minimum threshold level of performance that must be achieved to trigger any payout; if the threshold level of performance is not achieved for either performance measure, then no portion of the PSU target will be payable. Achievement against either performance measures is calculated independently of the other performance measure and each measure is weighted equally.

The fair value of restricted stock and RSUs that vested and settled in stock during 2013 and 2012 was $38.6 million and $10.8 million, respectively. The fair value of RSUs that vested and settled in cash during 2013 and 2012 was $0.4 million in both periods.

The following tables summarize restricted stock and RSU activity for 2013 and 2012:

Stock and Cash – Settled Awards Outstanding

	Stock-Settled Awards		Cash-Settled Awards
	Number of Shares	Weighted Average Grant Date Value	Number of Shares	Weighted Average Grant Date Value
December 31, 2013
Unvested at beginning of period	1,883,292	$40.15	9,677	$39.56
Vested / unsettled Stock Salary at beginning of period	114,119	38.20	3,247	39.05
PSUs – granted to employees	111,046	42.55	–	–
RSUs – granted to employees	1,015,861	42.76	–	–
RSUs – granted to directors	23,551	44.27	2,549	44.14
Forfeited / cancelled	(40,697)	41.62	–	–
Vested / settled awards	(872,643)	39.81	(7,800)	39.31
Vested / unsettled Stock Salary Awards	(15,066)	41.46	(2,165)	39.05
Unvested at end of period	2,219,463	$41.51	5,508	$41.93
December 31, 2012
Unvested at beginning of period	979,393	$42.40	13,964	$40.12
Vested / unsettled Stock Salary at beginning of period	72,238	39.27	–	–
PSUs – granted to employees	106,511	41.31	–	–
RSUs – granted to employees	1,130,494	38.90	8,117	39.05
RSUs – granted to directors	30,409	35.84	1,815	35.80
Forfeited / cancelled	(56,735)	40.28	–	–
Vested / settled awards	(264,899)	43.68	(10,972)	39.42
Vested / unsettled Stock Salary Awards	(114,119)	38.20	(3,247)	39.05
Unvested at end of period	1,883,292	$40.15	9,677	$39.56

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NOTE 20 — COMMITMENTS

The accompanying table summarizes credit-related commitments, as well as purchase and funding commitments:

Commitments (dollars in millions)

	December 31, 2013
	Due to Expire			December 31, 2012
	Within One Year	After One Year	Total Outstanding	Total Outstanding
Financing Commitments
Financing and leasing assets	$799.7	$3,526.1	$4,325.8	$3,301.2
Letters of credit
Standby letters of credit	36.8	265.5	302.3	238.5
Other letters of credit	35.9	–	35.9	53.6
Guarantees
Deferred purchase credit protection agreements	1,771.6	–	1,771.6	1,841.5
Guarantees, acceptances and other recourse obligations	3.9	–	3.9	17.4
Purchase and Funding Commitments
Aerospace manufacturer purchase commitments	729.3	8,015.2	8,744.5	9,168.3
Rail and other manufacturer purchase commitments	648.9	405.1	1,054.0	927.4
Commercial loan portfolio purchase commitment	–	–	–	1,258.3

Financing commitments, referred to as loan commitments or lines of credit, reflect CIT’s agreements to lend to its customers, subject to the customers’ compliance with contractual obligations. Included in the table above are commitments that have been extended to and accepted by customers, clients or agents, but on which the criteria for funding have not been completed of $548 million at December 31, 2013 and $325 million at December 31, 2012. Financing commitments also include credit line agreements to Commercial Services clients that are cancellable by us only after a notice period. The notice period is typically 90 days or less. The amount available under these credit lines, net of amount of receivables assigned to us, is $157 million at December 31, 2013. As financing commitments may not be fully drawn, may expire unused, may be reduced or cancelled at the customer’s request, and may require the customer to be in compliance with certain conditions, total commitment amounts do not necessarily reflect actual future cash flow requirements.

The table above includes approximately $0.9 billion of undrawn financing commitments at December 31, 2013 and $0.6 billion at December 31, 2012 for instances where the customer is not in compliance with contractual obligations, and therefore CIT does not have the contractual obligation to lend.

At December 31, 2013, substantially all undrawn financing commitments were senior facilities. Most of the Company’s undrawn and available financing commitments are in the Corporate Finance division.

The table above excludes uncommitted revolving credit facilities extended by Commercial Services to its clients for working capital purposes. In connection with these facilities, Commercial Services has the sole discretion throughout the duration of these facilities to determine the amount of credit that may be made available to its clients at any time and whether to honor any specific advance requests made by its clients under these credit facilities.

Letters of Credit

In the normal course of meeting the needs of clients, CIT sometimes enters into agreements to provide financing and letters of credit. Standby letters of credit obligate the issuer of the letter of credit to pay the beneficiary if a client on whose behalf the letter of credit was issued does not meet its obligation. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of amounts recognized in the Consolidated Balance Sheets. To minimize potential credit risk, CIT generally requires collateral and in some cases additional forms of credit support from the client.

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Deferred Purchase Agreements

A Deferred Purchase Agreement (“DPA”) is provided in conjunction with factoring, whereby CIT provides a client with credit protection for trade receivables without purchasing the receivables. The trade receivable terms are generally sixty days or less. If the client’s customer is unable to pay an undisputed receivable solely as the result of credit risk, then CIT purchases the receivable from the client. The outstanding amount in the table above is the maximum potential exposure that CIT would be required to pay under all DPAs. This maximum amount would only occur if all receivables subject to DPAs default in the manner described above, thereby requiring CIT to purchase all such receivables from the DPA clients.

The table above includes $1,690 million of DPA credit protection at December 31, 2013, related to receivables which have been presented to us for credit protection after shipment of goods has occurred and the customer has been invoiced. The table also includes $82 million available under DPA credit line agreements, net of amount of DPA credit protection provided at December 31, 2013. The DPA credit line agreements specify a contractually committed amount of DPA credit protection and are cancellable by us only after a notice period. The notice period is typically 90 days or less.

The methodology used to determine the DPA liability is similar to the methodology used to determine the allowance for loan losses associated with the finance receivables, which reflects embedded losses based on various factors, including expected losses reflecting the Company’s internal customer and facility credit ratings. The liability recorded in Other Liabilities related to the DPAs totaled $6.0 million and $5.6 million at December 31, 2013 and December 31, 2012, respectively.

Purchase and Funding Commitments

CIT’s purchase commitments relate primarily to purchases of commercial aircraft and rail equipment. Commitments to purchase new commercial aircraft are predominantly with Airbus Industries (“Airbus”), The Boeing Company (“Boeing”), and Embraer S.A. (“Embraer”). CIT may also commit to purchase an aircraft directly from an airline. Aerospace equipment purchases are contracted for specific models, using baseline aircraft specifications at fixed prices, which reflect discounts from fair market purchase prices prevailing at the time of commitment. The delivery price of an aircraft may change depending on final specifications. Equipment purchases are recorded at the delivery date. The estimated commitment amounts in the preceding table are based on contracted purchase prices reduced for pre-delivery payments to date and exclude buyer furnished equipment selected by the lessee. Pursuant to existing contractual commitments, 147 aircraft remain to be purchased from Airbus, Boeing and Embraer at December 31, 2013. Aircraft deliveries are scheduled periodically through 2020. Commitments exclude unexercised options to order additional aircraft.

The Company’s rail business entered into commitments to purchase railcars from multiple manufacturers. At December 31, 2013, approximately 7,500 railcars remain to be purchased with deliveries through 2015. Rail equipment purchase commitments are at fixed prices subject to price increases for certain materials.

Other vendor purchase commitments primarily relate to Equipment Finance.

The prior year amount includes $1.3 billion related to December 2012 agreement to acquire commercial loan commitments.

NOTE 21 — CONTINGENCIES

Litigation

CIT is currently involved, and from time to time in the future may be involved, in a number of judicial, regulatory, and arbitration proceedings relating to matters that arise in connection with the conduct of its business (collectively, “Litigation”). In view of the inherent difficulty of predicting the outcome of Litigation matters, particularly when such matters are in their early stages or where the claimants seek indeterminate damages, CIT cannot state with confidence what the eventual outcome of the pending Litigation will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss, fines, or penalties related to each pending matter will be, if any. In accordance with applicable accounting guidance, CIT establishes reserves for Litigation when those matters present loss contingencies as to which it is both probable that a loss will occur and the amount of such loss can be reasonably estimated. Based on currently available information, CIT believes that the results of Litigation that is currently pending, taken together, will not have a material adverse effect on the Company’s financial condition, but may be material to the Company’s operating results or cash flows for any particular period, depending in part on its operating results for that period. The actual results of resolving such matters may be substantially higher than the amounts reserved.

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For certain Litigation matters in which the Company is involved, the Company is able to estimate a range of reasonably possible losses in excess of established reserves and insurance. For other matters for which a loss is probable or reasonably possible, such an estimate cannot be determined. For Litigation where losses are reasonably possible, management currently estimates the aggregate range of reasonably possible losses as up to $90 million in excess of established reserves and insurance related to those matters, if any. This estimate represents reasonably possible losses (in excess of established reserves and insurance) over the life of such Litigation, which may span a currently indeterminable number of years, and is based on information currently available as of December 31, 2013. The matters underlying the estimated range will change from time to time, and actual results may vary significantly from this estimate.

Those Litigation matters for which an estimate is not reasonably possible or as to which a loss does not appear to be reasonably possible, based on current information, are not included within this estimated range and, therefore, this estimated range does not represent the Company’s maximum loss exposure.

The foregoing statements about CIT’s Litigation are based on the Company’s judgments, assumptions, and estimates and are necessarily subjective and uncertain. Several of the Company’s Litigation matters are described below.

TYCO TAX AGREEMENT

In connection with the Company’s separation from Tyco International Ltd (“Tyco”) in 2002, CIT and Tyco entered into a Tax Agreement pursuant to which, among other things, CIT agreed to pay Tyco for tax savings actually realized by CIT, if any, as a result of the use of certain net operating losses arising during the period that Tyco owned CIT (the “Tyco Tax Attribute”), which savings would not have been realized absent the existence of the Tyco Tax Attribute. During CIT’s bankruptcy, CIT rejected the Tax Agreement. Tyco filed a Notice of Arbitration during the second quarter of 2011, seeking arbitration of its alleged contractual damages resulting from rejection of the Tax Agreement. The arbitration hearing was scheduled to begin in December 2013. In November 2013, the parties engaged in a mediation and settlement negotiations resulting in a settlement of the matter. Pursuant to the settlement, CIT paid Tyco $60 million in December 2013 and Tyco released all claims that it had with respect to the federal Tyco Tax Attribute, which could have been as much as approximately $794 million and the state Tyco Tax Attribute which could have been as much as approximately $180 million. The settlement has been fully consummated and the matter is resolved.

LAC-MÉGANTIC, QUEBEC DERAILMENT

On July 6, 2013, a freight train including five locomotives and seventy-two tank cars carrying crude oil derailed in the town of Lac-Mégantic, Quebec. Nine of the tank cars were owned by The CIT Group/Equipment Financing, Inc. (“CIT/EF”) (a wholly-owned subsidiary of the Company) and leased to Western Petroleum Company (“WPC”), a subsidiary of World Fuel Services Corp. (“WFS”). Two of the locomotives are owned by CIT/EF and were leased to Montreal, Maine & Atlantic Railway, Ltd. (“MMA”), the railroad operating the freight train at the time of the derailment, a subsidiary of Rail World, Inc.

The derailment was followed by explosions and fire, which resulted in the deaths of over forty people and an unknown number of injuries, the destruction of more than thirty buildings in Lac-Mégantic, and the release of crude oil on land and into the Chaudiègere River. The extent of the property and environmental damage has not yet been determined. Twenty lawsuits have been filed in Illinois by representatives of the deceased in connection with the derailment. The Company is named as a defendant in seven of the twenty lawsuits, together with 13 other defendants, including WPC, MMA (who has since been dismissed without prejudice as a result of its chapter 11 bankruptcy filing on August 7, 2013), and the lessors of the other locomotives and tank cars. Liability could be joint and several among some or all of the defendants. All but two of these cases have been consolidated in the U.S. District Court in the Northern District of Illinois. The Company has joined a motion to move these cases to the U.S. District Court in Maine. The Company has been named as an additional defendant in a pending class action in the Superior Court of Quebec, Canada. Other cases may be filed in U.S. and Canadian courts. The plaintiffs in the pending U.S. and Canadian actions assert claims of negligence and strict liability based upon alleged design defect against the Company in connection with the CIT/EF tank cars. The Company has rights of indemnification and defense against its lessees, WPC and MMA, and also has rights as an additional insured under liability coverage maintained by the lessees. In addition, the Company and its subsidiaries maintain contingent and general liability insurance for claims of this nature, and the Company and its insurers are working cooperatively with respect to these claims.

The Lac-Mégantic derailment has triggered a number of regulatory investigations and actions. The Transportation Safety Board of Canada is investigating the cause of the derailment, with assistance from Transport Canada. In addition, Quebec’s Environment Ministry has issued an order to WFS, WPC, MMA, and Canadian Pacific Railway (which allegedly subcontracted with MMA) to pay for the full cost of environmental clean-up and damage assessment related to the derailment.

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As the Company is unable to predict the outcome of the foregoing legal proceedings or whether and the extent to which additional lawsuits or claims will be brought against the Company or its subsidiaries, the regulatory investigations have not been concluded, the total damages have not been quantified, there are a large number of parties named as defendants, and the extent to which resulting liability will be assessed against other parties and their financial ability to bear such responsibilities is unknown, the Company cannot reasonably estimate the amount or range of loss that may be incurred in connection with the derailment. The Company is vigorously defending the claims that have been asserted, including pursuing its rights under indemnification agreements and insurance policies.

BRAZILIAN TAX MATTERS

Banco CIT, CIT’s Brazilian bank subsidiary, is pursuing seven tax appeals relating to disputed local tax assessments on leasing services and importation of equipment. The disputes primarily involve questions of whether the correct taxing authorities were paid and whether the proper tax rate was applied.

ISS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Serviços (“ISS”), charged by municipalities in connection with services. The Brazilian municipalities of Itu and Cascavale claim that Banco CIT should have paid them ISS tax on leasing services for tax years 2006-2011. Instead, Banco CIT paid the ISS tax to Barueri, the municipality in which it is domiciled in São Paulo, Brazil. The disputed issue is whether the ISS tax should be paid to the municipality in which the leasing company is located or the municipality in which the services were rendered or the customer is located. The amounts claimed by the taxing authorities of Itu and Cascavel collectively for tax assessments and penalties are approximately 850 thousand Reais (approximately $350 thousand). Recent favorable legal precedent in a similar tax appeal has been issued by Brazil’s highest court resolving the conflict between the municipalities.

ICMS Tax Appeals

Notices of infraction were received relating to the payment of Imposto sobre Circulaco de Mercadorias e Servicos (“ICMS”) taxes charged by states in connection with the importation of equipment. The state of São Paulo claims that Banco CIT should have paid it ICMS tax for tax years 2006-2009 because Banco CIT, the purchaser, is located in São Paulo. Instead, Banco CIT paid ICMS tax to the states of Espirito Santo, Espirito Santa Caterina, and Alagoas, where the imported equipment arrived. A recent regulation issued by São Paulo in December 2013 reaffirms a 2009 agreement by São Paulo to conditionally recognize ICMS tax payments made to Espirito Santo. The amounts claimed by São Paulo collectively for tax assessments and penalties are approximately: (i) 79 million Reais (approximately $34 million) for goods imported into the state of Espirito Santo from 2006–2009 and the states of Espirito Santa Caterina and Alagoas in 2007 and 2008.

A notice of infraction was received relating to São Paulo’s challenge of the ICMS tax rate paid by Banco CIT for tax years 2004–2007. São Paulo alleges that Banco CIT paid a lower rate of ICMS tax on imported equipment than was required (8.8% instead of 18%). Banco CIT challenged the notice of infraction and was partially successful – the period from January 1, 2004 through December 22, 2004 has been excluded from the amounts claimed to be due by São Paulo.Banco CIT has commenced a judicial proceeding challenging the unfavorable portion of the administrative ruling. The amount claimed by São Paulo for tax assessments and penalties is approximately 4 million Reais (approximately $1.6 million).

The current potential aggregate exposure in taxes, fines and interest for the ISS and the ICMS tax matters could be up to approximately 84 million Reais (approximately $36 million).

NOTE 22 — PLEDGED ASSETS AND LEASE COMMITMENTS

Pledged Assets

As part of our liquidity management strategy, we pledge assets to secure financing transactions (which include securitizations), borrowings from the FHLB and FRB, and for other purposes as required or permitted by law. Our financing transactions do not meet accounting requirements for sale treatment and are recorded as secured borrowings, with the assets remaining on-balance sheet for GAAP. The debt associated with these transactions is collateralized by receivables, leases and/or equipment. Certain related cash balances are restricted. The amounts that follow reflect pledged assets associated with secured financing transactions, which include pledged assets related to variable interest entities (“VIEs”) and borrowings from the FHLB. We do not have outstanding borrowings with the FRB. See Note 9 — Long Term Borrowings for associated debt balances.

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At December 31, 2013 (including the discontinued operation) we had pledged assets of $15.3 billion, which included $9.4 billion of loans (including amounts held for sale), $4.8 billion of operating lease assets, $1.0 billion of cash and $0.1 billion of investment securities.

Lease Commitments

The following table presents future minimum rental payments under non-cancellable long-term lease agreements for premises and equipment at December 31, 2013:

Future Minimum Rentals (dollars in millions)

Years Ended December 31,
2014	$31.6
2015	29.5
2016	26.8
2017	23.1
2018	22.4
Thereafter	53.2
Total	$186.6

In addition to fixed lease rentals, leases generally require payment of maintenance expenses and real estate taxes, both of which are subject to escalation provisions. Minimum payments include $85.3 million ($13.1 million for 2014) which will be recorded against the facility exiting liability when paid and therefore will not be recorded as rental expense in future periods. Minimum payments have not been reduced by minimum sublease rentals of $63.6 million due in the future under non-cancellable subleases which will be recorded against the facility exiting liability when received. See Note 26— “Severance and Facility Exiting Liabilities” for the liability related to closing facilities.

Rental expense for premises, net of sublease income (including restructuring charges from exiting office space), and equipment, was as follows.

	Years Ended December 31,
(dollars in millions)	2013	2012	2011
Premises	$19.0	$19.8	$22.7
Equipment	3.0	2.9	2.7
Total	$22.0	$22.7	$25.4

NOTE 23 — CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects. CIT’s interests in these entities were entered into in the ordinary course of business. Other assets included approximately $65 million and $69 million at December 31, 2013 and 2012, respectively, of investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods.

The combination of investments in and loans to non-consolidated entities represents the Company’s maximum exposure to loss, as the Company does not provide guarantees or other forms of indemnification to non-consolidated entities.

Certain shareholders of CIT provide investment management, banking and investment banking services in the normal course of business.

NOTE 24 — BUSINESS SEGMENT INFORMATION

Management’s Policy in Identifying Reportable Segments

CIT’s reportable segments are comprised of divisions that are aggregated into segments primarily based upon industry categories, geography, target markets and customers served, and, to a lesser extent, the core competencies relating to product origination, distribution methods, operations and servicing and the nature of their regulatory environment. This segment reporting is consistent with the presentation of financial information to management.

Types of Products and Services

In December 2013, the Company announced organization changes that became effective January 1, 2014. Management changed its operating segments to (i) realign and simplify its businesses and organizational structure, (ii) streamline and

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consolidate certain business processes to achieve greater operating efficiencies, and (iii) leverage CIT’s operational capabilities for the benefit of its clients and customers. Effective January 1, 2014, CIT manages its business and reports financial results in three operating segments: (1) Transportation & International Finance (“TIF”); (2) North American Commercial Finance (“NACF”); and (3) Non-Strategic Portfolios (“NSP”).

The change in segment reporting does not affect CIT’s historical consolidated results of operations. The discussions below reflect the new reporting segments; all prior period comparisons have been conformed and are consistent with the presentation of financial information to management.

TIF offers secured lending and leasing products to midsize and larger companies across the aerospace, rail and maritime industries, as well as international finance, which includes corporate lending and equipment financing businesses in China and the U.K. Revenues generated by TIF include rents collected on leased assets, interest on loans, fees, and gains from assets sold.

NACF offers secured lending as well as other financial products and services predominately to small and midsize companies in the U.S. and Canada. These include secured revolving lines of credit and term loans, leases, accounts receivable credit protection, accounts receivable collection, import and export financing, factoring, debtor-in-possession and turnaround financing and receivable advisory services. Revenues generated by NACF include interest earned on loans, rents collected on leased assets, fees and other revenue from leasing activities and capital markets transactions, and commissions earned on factoring and related activities.

NSP consists of portfolios that were determined to be subscale or no longer part of our long-term strategy. NSP is primarily comprised of international portfolios, including certain portfolios in Latin America and Europe plus the small business lending portfolio.

Segment Profit and Assets

Certain activities are not attributed to operating segments and are included in Corporate & Other. Some of the more significant items include loss on debt extinguishments, costs associated with excess cash liquidity (Interest Expense), mark-to-market adjustments on non-qualifying derivatives (Other Income) and restructuring charges for severance and facilities exit activities (Operating Expenses). In 2011, Corporate and Other also included prepayment penalties associated with debt repayments (Interest Expense).

Segment Pre-tax Income (Loss) (dollars in millions)
(dollars in millions)	Transportation & International Finance	North American Commercial Finance	Non-Strategic Portfolios	Corporate & Other	Total CIT
For the year ended December 31, 2013
Interest income	$254.9	$828.6	$157.2	$14.5	$1,255.2
Interest expense	(585.5)	(284.3)	(130.2)	(60.9)	(1,060.9)
Provision for credit losses	(18.7)	(35.5)	(10.8)	0.1	(64.9)
Rental income on operating leases	1,682.4	104.0	111.0	-	1,897.4
Other income	82.2	306.5	(14.6)	7.2	381.3
Depreciation on operating lease equipment	(433.3)	(75.1)	(32.2)	-	(540.6)
Maintenance and other operating lease expenses	(163.0)	-	(0.1)	-	(163.1)
Operating expenses	(255.3)	(479.5)	(143.1)	(92.3)	(970.2)
Income (loss) from continuing operations before (provision) benefit for income taxes	$563.7	$364.7	$(62.8)	$(131.4)	$734.2
Select Period End Balances
Loans	$3,494.4	$14,693.1	$441.7	$-	$18,629.2
Credit balances of factoring clients	-	(1,336.1)	-	-	(1,336.1)
Assets held for sale	158.5	38.2	806.7	-	1,003.4
Operating lease equipment, net	12,778.5	240.5	16.4	-	13,035.4

For the year ended December 31, 2012
Interest income	$218.2	$976.5	$180.3	$19.0	$1,394.0
Interest expense	(1,331.5)	(750.9)	(262.4)	(320.9)	(2,665.7)
Provision for credit losses	(14.5)	(44.0)	7.3	(0.2)	(51.4)
Rental income on operating leases	1,666.3	99.4	135.1	-	1,900.8
Other income	65.8	555.2	(9.1)	2.8	614.7
Depreciation on operating lease equipment	(410.9)	(71.9)	(30.4)	-	(513.2)
Maintenance and other operating lease expenses	(139.3)	-	(0.1)	-	(139.4)
Operating expenses	(220.3)	(497.0)	(145.7)	(31.0)	(894.0)
Loss on debt extinguishments	-	-	-	(61.2)	(61.2)
Income (loss) from continuing operations before (provision) benefit for income taxes	$(166.2)	$267.3	$(125.0)	$(391.5)	$(415.4)
Select Period End Balances
Loans	$2,556.5	$13,084.4	$1,512.2	$-	$17,153.1
Credit balances of factoring clients	-	(1,256.5)	-	-	(1,256.5)
Assets held for sale	173.6	42.1	429.1	-	644.8
Operating lease equipment, net	12,178.0	150.9	82.8	-	12,411.7

For the year ended December 31, 2011
Interest income	$236.1	$1,460.9	$254.1	$20.8	$1,971.9
Interest expense	(965.8)	(954.3)	(258.4)	(325.7)	(2,504.2)
Provision for credit losses	(20.5)	(228.4)	(20.8)	-	(269.7)
Rental income on operating leases	1,514.3	101.2	170.1	-	1,785.6
Other income	118.4	725.2	108.0	2.6	954.2
Depreciation on operating lease equipment	(363.1)	(98.3)	(77.2)	-	(538.6)
Maintenance and other operating lease expenses	(157.8)	-	-	-	(157.8)
Operating expenses	(198.0)	(448.5)	(170.1)	(44.1)	(860.7)
Loss on debt extinguishments	-	-	-	(134.8)	(134.8)
Income (loss) from continuing operations before (provision) benefit for income taxes	$163.6	$557.8	$5.7	$(481.2)	$245.9
Select Period End Balances
Loans	$1,848.1	$11,894.7	$1,483.0	$-	$15,225.8
Credit balances of factoring clients	-	(1,225.5)	-	-	(1,225.5)
Assets held for sale	84.0	186.6	410.1	-	680.7
Operating lease equipment, net	11,770.7	169.4	66.3	-	12,006.4

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Geographic Information

The following table presents information by major geographic region based upon the location of the Company’s legal entities.

Geographic Regions (dollars in millions)

		Total Assets(3)	Total Revenue from continuing operations	Income (loss) from continuing operations before provision for income taxes	Income (loss) from continuing operations before attribution of noncontrolling interests
U.S.(3)	2013	$34,121.0	$2,201.7	$374.2	$354.6
	2012	30,829.1	2,464.2	(1,004.3)	(1,046.1)
	2011	32,338.3	2,910.4	(593.0)	(618.4)

Europe	2013	7,679.6	807.4	167.3	121.5
	2012	7,274.9	822.7	224.7	195.4
	2011	6,938.2	897.6	238.8	196.3

Other foreign(1)(2)	2013	5,338.4	524.8	192.7	174.2
	2012	5,908.0	622.6	364.2	318.6
	2011	5,986.9	903.7	600.1	511.0

Total consolidated	2013	47,139.0	3,533.9	734.2	650.3
	2012	44,012.0	3,909.5	(415.4)	(532.1)
	2011	45,263.4	4,711.7	245.9	88.9
(1)	Includes Canada region results, which had income before income taxes of $79.5 million in 2013, $164.3 million in 2012 and $257.7 million in 2011 and income before noncontrolling interests of $69.2 million in 2013, $112.0 million in 2012 and $207.0 million in 2011.
(2)	Includes Caribbean region results, which had income before income taxes of $103.3 million in 2013, $203.5 million in 2012 and $230.4 million in 2011 and income before noncontrolling interests of $103.4 million in 2013, $199.7 million in 2012 and $228.2 million in 2011.
(3)	Includes Assets of discontinued operation of $3,821.4 million at December 31, 2013, $4,202.6 million at December 31, 2012, and $7,021.8 million at December 31, 2011. The Assets of discontinued operation are in the U.S.

NOTE 25 — GOODWILL AND INTANGIBLE ASSETS

The following tables summarize goodwill and intangible assets, net balances by segment:

Goodwill (dollars in millions)

	Transportation & International Finance	North American Commercial Finance	Non-Strategic Portfolios	Total
December 31, 2011	$183.1	$151.5	$11.3	$345.9
December 31, 2012	183.1	151.5	11.3	345.9
Activity	-	-	(11.3)	(11.3)
December 31, 2013	$183.1	$151.5	$-	$334.6

Goodwill was recorded in conjunction with FSA and represented the excess of reorganization equity value over the fair value of tangible and identifiable intangible assets, net of liabilities. Goodwill was allocated to the Company’s TIF, NACF and NSP segments based on the respective segment’s estimated fair value of equity. Goodwill is assigned to a segment (or “reporting unit”) at the date the goodwill is initially recorded. Once goodwill has been assigned, it no longer retains its association with a particular event or acquisition, and all of the activities within a reporting unit, whether acquired or internally generated, are available to support the value of the goodwill. The activity in NSP reflected the allocated amounts to non-U.S. portfolios that were either sold during the year or included in assets held for sale at December 31, 2013.

The Company periodically reviews and evaluates its goodwill and intangible assets for potential impairment. In 2013, CIT performed Step 1 goodwill impairment testing utilizing estimated fair value based on peer price to earnings (PE) and tangible

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book value (TBV) multiples applicable to the segments. Management concluded, based on performing the Step 1 analysis, that the fair values of each of the reporting units exceeded their respective carrying values, including goodwill. As the results of the first step test showed no indication of impairment in any of the reporting units, the Company did not perform the second step of the impairment test for any of the reporting units.

For TIF and NACF, Step 1 of goodwill impairment testing was completed by comparing the segments’ estimated fair value with their carrying values, including goodwill as of December 31, 2012. The Company concluded that for TIF and NACF, fair value was in excess of carrying value, including goodwill. For the purposes of this first step impairment analysis, the Company primarily utilized valuation multiples for publicly traded companies comparable to its reporting segments to determine the fair market value of its reporting units. As the results of the impairment assessment and first step test showed no indication of impairment in either of the reporting units, the Company did not perform the second step of the impairment test for either of the reporting units.

Intangible Assets (dollars in millions)

Transportation & International Finance
December 31, 2011	$63.6
Amortization	(24.8)
Activity	(6.9)
December 31, 2012	31.9
Amortization	(11.6)
December 31, 2013	$20.3

The TIF intangible assets recorded in conjunction with FSA is comprised of amounts related to favorable (above current market rates) operating leases. The net intangible asset will be amortized as an offset to rental income over the remaining life of the leases, generally 5 years or less.

Accumulated amortization totaled $198.3 million at December 31, 2013. Projected amortization for the years ended December 31, 2014 through December 31, 2018 is approximately $7.5 million, $5.3 million, $2.8 million, $1.0 million, and $1.2 million, respectively.

NOTE 26 — SEVERANCE AND FACILITY EXITING LIABILITIES

The following table summarizes liabilities (pre-tax) related to closing facilities and employee severance:

Severance and Facility Exiting Liabilities (dollars in millions)

	Severance		Facilities
	Number of Employees	Liability	Number of Facilities	Liability	Total Liabilities
December 31, 2011	79	$3.5	19	$44.8	$48.3
Additions and adjustments	193	20.5	5	3.4	23.9
Utilization	(209)	(16.7)	(8)	(9.4)	(26.1)
December 31, 2012	63	7.3	16	38.8	46.1
Additions and adjustments	274	33.4	3	3.7	37.1
Utilization	(212)	(23.0)	(3)	(9.2)	(32.2)
December 31, 2013	125	$17.7	16	$33.3	$51.0

CIT continued to implement various organization efficiency and cost reduction initiatives, such as our international rationalization activities. The severance additions primarily relate to employee termination benefits incurred in conjunction with these initiatives. The facility additions primarily relate to location closings and consolidations in connection with these initiatives. These additions, along with charges related to accelerated vesting of equity and other benefits, were recorded as part of the $36.9 million and $22.7 million provisions for the years ended December 31, 2013 and 2012, respectively.

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NOTE 27 — PARENT COMPANY FINANCIAL STATEMENTS

The following tables present the Parent Company only financial statements:

Condensed Parent Company Only Balance Sheet (dollars in millions)

	December 31, 2013	December 31, 2012
Assets:
Cash and deposits	$1,533.5	$1,307.4
Cash held at bank subsidiary	62.0	15.2
Investment securities	2,096.6	750.3
Receivables from nonbank subsidiaries	12,871.1	15,197.9
Receivables from bank subsidiaries	5.6	15.6
Investment in nonbank subsidiaries	6,533.4	6,547.2
Investment in bank subsidiaries	2,599.6	2,437.2
Goodwill	334.6	345.9
Other assets	853.2	547.7
Total Assets	$26,889.6	$27,164.4
Liabilities and Equity:
Long-term borrowings	$12,531.6	$11,822.6
Liabilities to nonbank subsidiaries	4,840.9	6,386.8
Other liabilities	678.3	620.2
Total Liabilities	18,050.8	18,829.6
Total Stockholders’ Equity	8,838.8	8,334.8
Total Liabilities and Equity	$26,889.6	$27,164.4

Condensed Parent Company Only Statements of Operations and Comprehensive Income (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Income
Interest income from nonbank subsidiaries	$636.6	$737.6	$730.0
Interest and dividends on interest bearing deposits and investments	2.0	2.6	3.2
Dividends from nonbank subsidiaries	551.1	834.0	–
Other income from subsidiaries	50.8	181.0	413.7
Other income	(4.6)	(37.7)	47.8
Total income	1,235.9	1,717.5	1,194.7
Expenses
Interest expense	(686.9)	(2,345.9)	(2,141.5)
Interest expense on liabilities to subsidiaries	(199.6)	(293.6)	(568.1)
Other expenses	(220.4)	(242.3)	(420.4)
Total expenses	(1,106.9)	(2,881.8)	(3,130.0)
Income (loss) before income taxes and equity in undistributed net income of subsidiaries	129.0	(1,164.3)	(1,935.3)
Benefit for income taxes	367.9	482.2	656.6
Income (loss) before equity in undistributed net income of subsidiaries	496.9	(682.1)	(1,278.7)
Equity in undistributed net income of bank subsidiaries	95.9	41.3	67.2
Equity in undistributed net income of nonbank subsidiaries	82.9	48.5	1,226.3
Net income (loss)	675.7	(592.3)	14.8
Other Comprehensive income (loss), net of tax	4.1	4.9	(81.5)
Comprehensive income (loss)	$679.8	$(587.4)	$(66.7)

Condensed Parent Company Only Statements of Cash Flows (dollars in millions)

	Years Ended December 31,
	2013	2012	2011
Cash Flows From Operating Activities:
Net income (loss)	$675.7	$(592.3)	$14.8
Equity in undistributed (earnings) losses of subsidiaries	(178.8)	(89.8)	(1,293.5)
Other operating activities, net	(88.2)	1,524.3	2,704.1
Net cash flows provided by operations	408.7	842.2	1,425.4
Cash Flows From Investing Activities:
Decrease (Increase) in investments and advances to subsidiaries	21.0	4,053.1	17,291.2
(Increase) decrease in Investment securities	(1,346.2)	89.1	(839.4)
Net cash flows (used in) provided by investing activities	(1,325.2)	4,142.2	16,451.8
Cash Flows From Financing Activities:
Proceeds from the issuance of term debt	735.2	9,750.0	2,000.0
Repayments of term debt	(60.5)	(15,239.8)	(6,020.6)
Repurchase of common stock	(193.4)	–	–
Dividends paid	(20.1)	–	–
Net change in liabilities to subsidiaries	728.2	(1,139.5)	(13,614.7)
Net cash flows provided by (used in) financing activities	1,189.4	(6,629.3)	(17,635.3)
Net increase (decrease) in unrestricted cash and cash equivalents	272.9	(1,644.9)	241.9
Unrestricted cash and cash equivalents, beginning of period	1,322.6	2,967.5	2,725.6
Unrestricted cash and cash equivalents, end of period	$1,595.5	$1,322.6	$2,967.5

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NOTE 28 — SELECTED QUARTERLY FINANCIAL DATA

The following data has been adjusted for discontinued operation presentation and the classification of railcar maintenance expenses. Management determined that railcar maintenance expenses, which had reduced “Rental income on operating leases”, should be reflected as a separate line item.

Selected Quarterly Financial Data (dollars in millions)
	Unaudited
	Fourth Quarter			Third Quarter			Second Quarter			First Quarter
	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted	As Reported	Adjustments	Adjusted
For the year ended December 31, 2013
Interest income	$338.0	$(30.8)	$307.2	$337.4	$(31.0)	$306.4	$351.6	$(32.5)	$319.1	$355.8	$(33.3)	$322.5
Interest expense	(286.7)	19.2	(267.5)	(278.0)	21.3	(256.7)	(281.4)	18.8	(262.6)	(291.9)	17.8	(274.1)
Provision for credit losses	(14.4)	-	(14.4)	(16.4)	-	(16.4)	(14.6)	-	(14.6)	(19.5)	-	(19.5)
Rental income on operating leases	431.9	31.9	463.8	441.1	31.8	472.9	452.4	31.9	484.3	444.9	31.5	476.4
Other income	127.9	(0.3)	127.6	104.8	(0.3)	104.5	79.3	(0.1)	79.2	70.1	(0.1)	70.0
Depreciation on operating lease equipment	(145.9)	6.4	(139.5)	(143.0)	8.8	(134.2)	(141.3)	7.7	(133.6)	(143.3)	10.0	(133.3)
Maintenance and other operating lease expenses	-	(39.0)	(39.0)	-	(41.4)	(41.4)	-	(40.3)	(40.3)	-	(42.4)	(42.4)
Operating expenses	(287.5)	3.1	(284.4)	(232.2)	3.4	(228.8)	(229.7)	3.6	(226.1)	(235.3)	4.4	(230.9)
Provision for income taxes	(31.2)	2.6	(28.6)	(13.9)	0.7	(13.2)	(32.2)	2.9	(29.3)	(15.2)	2.4	(12.8)
Noncontrolling interests, after tax	(2.2)	-	(2.2)	(0.2)	-	(0.2)	(0.5)	-	(0.5)	(3.0)	-	(3.0)
Income (loss) from discontinued operation	-	6.9	6.9	-	6.7	6.7	-	8.0	8.0	-	9.7	9.7
Net income	$129.9	$-	$129.9	$199.6	$-	$199.6	$183.6	$-	$183.6	$162.6	$-	$162.6
Net income per diluted share	$0.65	$-	$0.65	$0.99	$-	$0.99	$0.91	$-	$0.91	$0.81	$-	$0.81

For the year ended December 31, 2012
Interest income	$357.0	$(35.2)	$321.8	$375.5	$(44.2)	$331.3	$410.3	$(47.1)	$363.2	$426.3	$(48.6)	$377.7
Interest expense	(366.6)	96.8	(269.8)	(816.0)	43.1	(772.9)	(634.2)	26.4	(607.8)	(1,080.6)	65.4	(1,015.2)
Provision for credit losses	(0.1)	0.1	-	-	-	-	(8.9)	-	(8.9)	(42.6)	0.1	(42.5)
Rental income on operating leases	452.0	28.3	480.3	445.8	29.3	475.1	446.2	29.3	475.5	440.6	29.3	469.9
Other income	171.7	(19.3)	152.4	86.7	(1.1)	85.6	139.4	(16.3)	123.1	255.3	(1.7)	253.6
Depreciation on operating lease equipment	(130.3)	2.8	(127.5)	(134.5)	8.0	(126.5)	(130.8)	5.5	(125.3)	(137.6)	3.7	(133.9)
Maintenance and other operating lease expenses	-	(31.9)	(31.9)	-	(38.1)	(38.1)	-	(35.6)	(35.6)	-	(33.8)	(33.8)
Operating expenses	(231.9)	5.1	(226.8)	(235.2)	6.1	(229.1)	(226.8)	6.0	(220.8)	(224.3)	7.0	(217.3)
Loss on debt extinguishments	-	-	-	(16.8)	-	(16.8)	(21.5)	-	(21.5)	(22.9)	-	(22.9)
Provision for income taxes	(44.2)	7.2	(37.0)	(3.9)	1.2	(2.7)	(45.4)	6.9	(38.5)	(40.3)	1.8	(38.5)
Noncontrolling interests, after tax	(0.8)	-	(0.8)	(0.8)	-	(0.8)	(1.2)	-	(1.2)	(0.9)	-	(0.9)
Income (loss) from discontinued operation	-	(53.9)	(53.9)	-	(4.3)	(4.3)	-	24.9	24.9	-	(23.2)	(23.2)
Net income (loss)	$206.8	$-	$206.8	$(299.2)	$-	$(299.2)	$(72.9)	$-	$(72.9)	$(427.0)	$-	$(427.0)
Net income (loss) per diluted share	$1.03	$-	$1.03	$(1.49)	$-	$(1.49)	$(0.36)	$-	$(0.36)	$(2.13)	$-	$(2.13)

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NOTE 29 — SUBSEQUENT EVENTS

Unsecured Debt Issuance

On February 19, 2014, CIT issued $1 billion aggregate principal amount of senior unsecured notes due 2019 (the “Notes”) that will bear interest at a per annum rate of 3.875%.

Rail Acquisition

On January 31, 2014, CIT acquired Paris-based Nacco SAS (Nacco), an independent full service railcar lessor in Europe. Leasing assets acquired totaled approximately $650 million, which were acquired with existing secured debt, and include more than 9,500 railcars.

Revolving Credit Facility Amendment

On January 27, 2014, the Revolving Credit Facility was amended to reduce the total commitment amount from $2.0 billion to $1.5 billion and to extend the maturity date of the commitments to January 27, 2017. The total commitment amount now consists of a $1.15 billion revolving loan tranche and a $350 million revolving loan tranche that can also be utilized for issuance of letters of credit.

On the closing date, no amounts were drawn under the Revolving Credit Facility. However, there was approximately $0.1 billion utilized for the issuance of letters of credit. Any amounts drawn under the facility will be used for general corporate purposes.

The Revolving Credit Agreement is unsecured and is guaranteed by eight of the Company’s domestic operating subsidiaries. The facility was amended to modify the covenant requiring a minimum guarantor asset coverage ratio and the criteria for calculating the ratio. The amended covenant requires a minimum guarantor asset coverage ratio ranging from 1.25:1.0 to 1.5:1.0 depending on the Company’s long-term senior unsecured, non-credit enhanced debt rating.

Dividend Declared and Share Repurchase Authorization

On January 21, 2014, the Board of Directors declared a quarterly dividend of $0.10 per share payable on February 28, 2014. On January 21, 2014, the Board of Directors approved the repurchase of up to $300 million of common stock through December 31, 2014. In addition, the Board also approved the repurchase of an additional $7 million of common stock, the amount that was unused at the expiration of the Company’s prior share repurchase authorization.

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